Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

dated as of December 12, 2017

by and among

GEODYNAMICS B.V.,

GEODYNAMICS, INC.,

THE SELLER SHAREHOLDERS,

GD DEVELOPMENT CORPORATION,

and

OIL STATES INTERNATIONAL, INC.

i

EXHIBITS

Exhibit A - Worksheet

Exhibit B - IRS Notice

Exhibit C - FIRPTA Statement

Exhibit D - Form of Lease Estoppel

Exhibit E - Form of Registration Rights Agreement

Exhibit F - Form of Seller’s Note

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of December 12, 2017 by and among (i) GEODynamics B.V., a Netherlands private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) (the “Seller”), (ii) LRP IV Luxembourg Holdings S.A.R.L., a Luxembourg limited liability company (société à responsabilité limitée), and LRP V Luxembourg Holdings S.A.R.L., a Luxembourg limited liability company (société à responsabilité limitée) (collectively, the “LRP Shareholders”), (iii) Oakall Management Limited, LLC, a Texas limited liability company, and GEODynamics Partners LLC, a Delaware limited liability company (collectively, the “Management Shareholders”), (iv) David Sanford Wesson, Robert E. Davis and Johnny Joslin, each a natural Person (the “Individual Shareholders” and, together with the LRP Shareholders and the Management Shareholders, the “Seller Shareholders” and each of them individually, a “Seller Shareholder”), (v) GEODynamics, Inc., a Delaware corporation (the “Company”), (vi) Oil States International, Inc., a Delaware corporation (the “Buyer Parent”), and (vii) GD Development Corporation, a Delaware corporation (the “Buyer”). Each of the Seller, the individual Seller Shareholders, the Company, the Buyer Parent and the Buyer is referred to as a “Party” and, collectively, the “Parties.”

RECITALS

WHEREAS, the Seller owns 100% of the issued and outstanding Capital Stock of the Company (the “Shares”);

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Seller desires to sell and the Buyer desires to purchase the Shares representing all of the outstanding Shares (such purchase is referred to as the “Acquisition”);

WHEREAS, the Seller Shareholders own 100% of the issued and outstanding Capital Stock of the Seller;

WHEREAS, LRP IV Luxembourg Holdings S.A.R.L., LRP V Luxembourg Holdings S.A.R.L. and Oakall Management Limited, LLC own all of the issued and outstanding warrants to purchase shares of Capital Stock in the Seller (the “Seller Warrants”);

WHEREAS, certain Persons (the “Seller Optionholders”) own all of the issued and outstanding options to purchase shares of Capital Stock in the Seller (the “Seller Options”);

WHEREAS, certain Persons (the “Seller Phantom Unitholders”) own all of the issued and outstanding phantom units in the Seller (the “Seller Phantom Units”);

WHEREAS, in accordance with the terms of the Seller Options and this Agreement, the Seller Options shall be terminated at Closing; and

WHEREAS, in accordance with the terms of the Seller Phantom Units and this Agreement, the Seller Phantom Units shall be terminated at Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

Article I
THE ACQUISITION

Section 1.1     Purchase and Sale of the Shares. At the Closing, on the terms and subject to the conditions of this Agreement, the Seller shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of Seller’s rights, title and interest in and to the Shares free and clear of all Liens other than Liens created by or on behalf of the Buyer.

Section 1.2     Purchase Price.

(a)     The total consideration for the Shares (as may be adjusted in accordance with this Agreement, the “Total Consideration”) shall be equal to the sum of (x) the Aggregate Stock Closing Consideration, (y) the Seller’s Note and (z) the aggregate cash purchase price, as adjusted (the “Aggregate Cash Purchase Price”), which Aggregate Cash Purchase Price shall be equal to the sum of:

(i)     $300,000,000;

(ii)     plus an amount equal to the Working Capital Excess (or minus an amount equal to the Working Capital Deficit);

(iii)     plus an amount equal to the Closing Cash;

(iv)     minus an amount equal to the Closing Indebtedness (including, for the avoidance of doubt, any amounts paid by the Buyer pursuant to Section 1.3(a)); and

(v)     minus an amount equal to the Transaction Expenses (including, for the avoidance of doubt, any amounts paid by the Buyer pursuant to Section 1.3(b)).

(b)     At least five business days prior to the Closing Date, the Seller shall prepare and deliver to the Buyer a certificate of a duly authorized officer of the Company (the “Estimated Aggregate Cash Closing Price Certificate”) setting forth the Seller’s good faith estimate of the Aggregate Cash Purchase Price (the “Estimated Aggregate Cash Purchase Price”), which shall include a reasonably detailed calculation of the good faith estimated amount, calculated in accordance with the worksheet attached hereto as Exhibit A (the “Worksheet”), of (i) Closing Working Capital, (ii) Closing Cash, (iii) Closing Indebtedness, and (iv) Transaction Expenses. An amount equal to the Estimated Aggregate Cash Purchase Price shall be payable at the Closing as described in Section 1.3 below and shall be subject to adjustment as provided in Section 1.4. Without limiting any of the Buyer’s other rights or remedies, the Buyer may object that any of the foregoing has not been calculated in a manner consistent with the terms hereof by delivering to the Seller a written notice of its disagreement at least two business days prior to the Closing Date (the “Buyer’s Notice of Disagreement”), specifying in reasonable detail the nature of its objections to the Estimated Aggregate Cash Purchase Price. The Seller and the Buyer in good faith shall seek to resolve any objections set forth in the Buyer’s Notice of Disagreement prior to the Closing, and the Seller shall make such revisions to the Estimated Aggregate Cash Closing Price Certificate as may be mutually agreed between the Seller and the Buyer; provided, that if and to the extent that the Buyer and the Seller have not resolved all such differences by the close of business on the business day prior to the anticipated Closing Date, the Parties shall proceed to close based upon the Estimated Aggregate Cash Closing Price Certificate as prepared by the Seller (with such modifications as may have been mutually agreed between the Seller and the Buyer prior to the Closing Date in accordance with this Section 1.2) or as otherwise agreed to by the Seller and the Buyer before the Closing. For the avoidance of doubt, any failure of the Buyer to raise any objection or dispute in the Buyer’s Notice of Disagreement shall not in any way prejudice Buyer’s right to raise any matter in the Closing Statement.

Section 1.3     Delivery of Aggregate Stock Closing Consideration, Payment of the Estimated Aggregate Cash Purchase Price and Other Amounts. At the Closing, subject to the satisfaction or waiver of each of the conditions specified in Article VI:

(a)     On behalf of the Acquired Entities, and at the direction of the Seller, the Buyer shall deliver payment to the appropriate parties in respect of the Indebtedness of the Acquired Entities as of immediately prior to the Closing to be paid at Closing, if any, pursuant to payoff letters or invoices delivered by such parties to the Buyer and the Company in form and substance reasonably satisfactory to the Buyer and the Seller.

(b)     On behalf of the Acquired Entities, and at the direction of the Seller, the Buyer shall, or shall cause the Company to, deliver payment to the appropriate parties in respect of Transaction Expenses in the amounts indicated in writing by the Seller at or prior to the Closing, by wire transfer or delivery of other immediately available funds to the accounts designated by the Seller. The Parties acknowledge that the Transaction Expenses are obligations of the Acquired Entities incurred on or before the Closing Date, and nothing in this Agreement shall be deemed to make them obligations of the Buyer. Payment of such Transaction Expenses by the Buyer on behalf of the Acquired Entities on the Closing Date is being made for convenience only.

(c)     The Buyer shall, or shall cause Buyer Parent to, issue and deliver the Aggregate Stock Closing Consideration and pay the Estimated Aggregate Cash Purchase Price as follows:

(i)     The Buyer shall, or shall cause the Buyer Parent to, deliver to the Seller the Aggregate Stock Closing Consideration free and clear of all Liens, other than Liens arising under applicable securities Laws.

(ii)     The Buyer shall deliver to the Seller an amount of cash equal to the aggregate of the Estimated Aggregate Cash Purchase Price by paying or causing to be paid to the Seller, by wire transfer or other delivery of immediately available funds to the account of the Seller (which shall be provided by the Seller to the Buyer at least two business days prior to the Closing Date).

(iii)     The Buyer shall deliver to Seller the Seller’s Note.

(iv)     The parties shall reasonably cooperate to provide that amounts due to the Seller Optionholders and the Seller Phantom Unitholders in respect of the termination of Seller Options or Seller Phantom Units, as applicable, shall be funded to the Company by the Seller from the Total Consideration received from the Buyer (including, for the avoidance of doubt, from any payment pursuant to the last sentence of Section 1.4(c)) and shall be paid by the Company, which shall cause such amounts to be paid, less any applicable Taxes, to the Seller Optionholder or Seller Phantom Unitholder, as applicable, through the Company’s payroll system.

(d)     On behalf of the Acquired Entities, the Buyer shall, or shall cause the Company to, deliver payment to the appropriate parties in respect of the D&O Tail Premium, at or prior to the Closing, by wire transfer or delivery of other immediately available funds.

Section 1.4     Purchase Price Adjustments.

(a)     The Parties agree that, so long as any distributions made are reflected in Closing Working Capital and in any adjustments to the Aggregate Cash Purchase Price under Section 1.4(c), the Seller shall have the right, at or prior to the Closing, to cause the Acquired Entities to distribute cash, accounts receivable and any other working capital items to the Seller or their Affiliates, by one or more dividends and/or other distributions.

(b)     Within 90 calendar days following the Closing, the Buyer shall prepare, or cause to be prepared, and deliver to the Seller a statement (the “Closing Statement”), which shall include (i) a balance sheet of the Company as of the Closing Date, (ii) a calculation of the total Working Capital of the Company determined in accordance with the Worksheet from such balance sheet (the “Closing Working Capital”), (iii) a calculation of the Working Capital Deficit or the Working Capital Excess, as the case may be, (iv) a calculation of Closing Cash, (v) a calculation of Closing Indebtedness, (vi) a calculation of Transaction Expenses and (vi) the Buyer’s determination of the final Aggregate Cash Purchase Price (the “Final Aggregate Cash Purchase Price”) resulting therefrom. The Seller shall have a period of 30 calendar days after delivery of the Closing Statement to review (and cause the Seller’s auditors to review) such documents and make any objections it may have in writing to the Buyer. For purposes of the Seller’s evaluation of the Closing Statement, the Buyer shall, and shall cause the Company to, make available or provide reasonable access to the Seller and its Representatives, upon advance notice and during normal business hours, all information, books, records, data and working papers created or used in connection with the preparation of the Closing Statement; and shall permit reasonable access, upon advance notice and during normal business hours, to the facilities and personnel of the Acquired Entities as may be reasonably requested by the Seller and its Representatives to analyze the Closing Statement. If the Seller delivers written objections to the Buyer within such 30-day period, then the Buyer and the Seller shall attempt to resolve the matter or matters in dispute. If no written objections are made by the Seller within such 30-day period, then such Closing Statement shall be final and binding on the Parties. If disputes with respect to such Closing Statement cannot be resolved by the Buyer and the Seller within 30 calendar days after timely delivery of any objections thereto, then, at the request of the Buyer or the Seller, the specific matters in dispute (but no others) shall be submitted to a nationally recognized independent accounting firm as may be approved by the Seller and the Buyer (the “Auditors”), which firm shall render its opinion as to such specific matters. If no such referral is made within 45 calendar days after the delivery of the objections, then such Closing Statement shall be final and binding on the Parties. The matters to be resolved by the Auditors shall be limited to the remaining unresolved disputes between the Buyer and the Seller. The Auditors shall promptly deliver to the Buyer and the Seller a written report setting forth their resolution of the disputes along with their determination of the Final Aggregate Cash Purchase Price, which determination shall be made in accordance with the Worksheet and the definitions and principles set forth in this Agreement and shall be final and binding on the Parties. As to each disputed item, the Auditors shall be limited to awarding only one or the other of the Buyer’s proposal, on the one hand, or the Seller’s proposal, on the other hand, and shall have no authority to select or propose to the Parties any resolution other than as set forth in one of such two proposals originally submitted to the Auditors. Judgment may be entered upon the determination of the Auditors in any court having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Auditors shall be borne by the Parties as designated by the Auditors, which designation shall be based upon the inverse proportion of the amount of disputed items resolved in favor of such Party (i.e., so that the prevailing Party bears a lesser amount of such fees and expenses).

(c)     If the Estimated Aggregate Cash Purchase Price is greater than the Final Aggregate Cash Purchase Price, then within five business days following the final determination thereof, the Seller shall pay to the Buyer by wire transfer in immediately available funds to the account or accounts designated by the Buyer the amount of such excess. If the Final Aggregate Cash Purchase Price is greater than the Estimated Aggregate Cash Purchase Price, then within five business days following the final determination thereof, the Buyer shall pay to the Seller by wire transfer in immediately available funds to the account or accounts designated by the Seller the amount of such excess.

Section 1.5     Time and Place of the Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Strasburger & Price, LLP, 909 Fannin Street, Suite 2300, Houston, Texas 77010, on the second business day after the date on which the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the fulfillment or waiver of those conditions) shall occur, or at such other time or on such other date as the Parties agree in writing (the “Closing Date”).

Section 1.6     Closing Deliverables.

(a)     At the Closing, the Buyer will make the payments specified in Section 1.3 and will deliver, or cause to be delivered, to the Seller, as applicable:

(i)     the duly executed officer’s certificate contemplated by Section 6.3(c);

(ii)     a counterpart of the Registration Rights Agreement duly executed by the Buyer Parent;

(iii)     the duly executed Seller’s Note;

(iv)     such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.

(b)     At the Closing, the Seller will deliver, or cause to be delivered, to the Buyer:

(i)     a duly executed stock certificate evidencing the Shares, free and clear of all Liens, accompanied by a duly executed stock power transferring the shares to Buyer;

(ii)     the duly executed certificates contemplated by Section 6.2(d);

(iii)     a counterpart of the Registration Rights Agreement duly executed by the Seller;

(iv)     duly executed resignation letters from the individuals listed on Section 1.6(b)(iv) of the Seller Disclosure Letter from their positions as directors or officers of any Acquired Entity;

(v)     a notice to the Internal Revenue Service (the “IRS”), in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2), in substantially the form attached as Exhibit B, dated as of the Closing Date and duly executed by the Company (the “IRS Notice”), together with written authorization for Buyer to deliver such IRS Notice form to the IRS on behalf of the Company after the Closing, and a FIRPTA Notification Letter, in substantially the form attached as Exhibit C, dated as of the Closing Date and duly executed by the Company;

(vi)     a duly executed Employment Agreement and confidentiality and non-disclosure agreement executed by David Wesson with the Company in a form and substance approved by the Buyer;

(vii)     the Lease Estoppels, if not previously delivered by Seller to Buyer; and

(viii)     such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to consummate the transactions contemplated hereby.

Section 1.7     Withholding. The Buyer shall be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement such amounts as it determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law; provided, however, that to the extent doing so is reasonably practicable, the Buyer shall provide written notice to the Seller prior to withholding any amounts under this Section 1.7 and the Buyer shall reasonably cooperate in good faith and at the Seller’s expense with the Seller’s efforts to minimize, to the extent permissible under applicable Law, the amount of any such deduction or withholding, including by providing any certificates or forms that are reasonably requested by the Seller to establish an exemption from (or reduction in) any deduction or withholding. Any amounts that are so deducted and withheld shall be paid to the relevant Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article II
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in a letter delivered by the Seller to the Buyer and Buyer Parent concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Letter”), the Seller represents and warrants to the Buyer, as follows:

Section 2.1     Organization. The Seller is duly organized, validly existing and in good standing under the Laws of its Organization Jurisdiction.

Section 2.2     Authorization; Enforceability.

(a)     The Seller has the requisite organizational power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out its obligations and the transactions contemplated by the Transaction Documents, including disposing of the Shares. The execution and delivery by the Seller of the Transaction Documents to which it is a party, the performance by the Seller of its obligations under each Transaction Document to which the Seller is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by the Seller.

(b)     Each of the Transaction Documents to which the Seller is or will be a party are, or when executed and delivered by the parties thereto will be, duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery of such Transaction Documents by the other parties thereto, constitutes, or upon execution will constitute, the Seller’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c)     The execution and delivery by the Seller of the Transaction Documents to which it is a party, the performance by the Seller of its obligations under each Transaction Document to which the Seller is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents will not violate, breach or constitute a default under (i) the Organizational Documents of the Seller, (ii) any Contract binding upon the Seller or (iii) any Law applicable to the Seller or by which the Shares are bound, except in the case of clauses (ii) and (iii), for such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Seller to perform its obligations under the Transaction Documents to which it is, or will be as of the Closing, a party, or prevent or materially delay consummation of the transactions contemplated by the Transaction Documents.

(d)     Except for (i) any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”), and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, the Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Seller of the Transaction Documents to which the Seller is, or will be as of the Closing, a party or the consummation of the transactions contemplated by the Transaction Documents, other than those notices, authorizations, approvals, orders, permits or consents: (x) as have been given or obtained prior to the date hereof; (y) the failure of which to give or obtain would not reasonably be expected to impair in any material respect the ability of the Seller to perform its obligations under the Transaction Documents to which it is, or will be as of the Closing, a party, or prevent or materially delay consummation of the transactions contemplated by the Transaction Documents; or (z) as may be required solely as a result of the business activities of the Buyer or its Affiliates (other than the business activities of the Company prior to the Closing).

Section 2.3     Ownership of the Shares. The Seller holds of record, owns beneficially, and has good and marketable title to the Shares, free and clear of all Liens (other than Liens in effect on or prior to the Closing Date that will be released upon payment of the Indebtedness of the Acquired Entities pursuant to Section 1.3(a)). The Shares owned by the Seller represent all of the issued and outstanding Capital Stock of the Company. The Seller has the power to sell and to transfer the Shares to the Buyer as contemplated by this Agreement. The right to receive dividends or distributions of any kind (whether payable now or in the future) on the Shares owned by the Seller has not been disposed of or otherwise encumbered.

Section 2.4     Brokers. Except for Simmons & Company International (a division of Piper Jaffray & Co.), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

Section 2.5     Litigation. No Proceeding is pending or, to the knowledge of the Seller, threatened in writing, to which the Seller is or may become a party which (i) questions or involves the validity or enforceability of any obligation of the Seller under any Transaction Document, or (ii) seeks (or reasonably may be expected to seek) to prevent or delay consummation by the Seller of the transactions contemplated by the Transaction Documents.

Section 2.6     Acquisition of OIS Common Shares. The Seller is acquiring the OIS Common Shares for its own account, for investment purposes only and not with a view to the distribution of such OIS Common Shares in violation of applicable securities Laws. The Seller understands that the offering and issuance of the OIS Common Shares hereunder has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the OIS Common Shares cannot be offered or re-sold until such offer and sale is subsequently registered under the Securities Act or unless an exemption from such registration is available to the Seller. The Seller is an “accredited investor” as that term is defined in Rule 501(a) promulgated under the Securities Act. The Seller acknowledges that the OIS Common Shares issued hereunder will bear the following or substantially similar legend thereon:

“The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws. The shares have been acquired for investment and may not be sold or transferred in the absence of an effective registration statement for the shares under such Act unless, in the opinion of counsel reasonably satisfactory to the issuer, registration is not required under such Act or any applicable state securities laws.”

Section 2.7     No Other Representations or Warranties. Except for the representations and warranties of the Seller set forth in this Agreement, the other Transaction Documents and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, neither the Seller nor any other Person, whether or not acting on behalf of the Seller, makes any other representation or warranty, express or implied, either written or oral, regarding the Seller or otherwise in connection with this Agreement and the transactions contemplated hereby.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Seller Disclosure Letter, the Company represents and warrants to the Buyer and Buyer Parent, as follows:

Section 3.1     Organization. Section 3.1 of the Seller Disclosure Letter sets forth the Organization Jurisdiction of the Acquired Entities, each of which is duly organized, validly existing and in good standing (where such concept is legally relevant) under the Laws of its Organization Jurisdiction, and has all requisite corporate or other entity power and authority under those Laws and their respective Organizational Documents to own, lease or otherwise hold its respective properties and assets and to carry on its business as conducted as of the date hereof. Each of the Acquired Entities is duly qualified and licensed, as may be required, and in good standing (where such concept is legally relevant) to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed or in good standing would not result in a Seller Material Adverse Effect. The Company has made available to the Buyer complete and correct copies of the Organizational Documents of the Acquired Entities, each as amended to the date hereof.

Section 3.2     Authorization; Enforceability; Absence of Conflicts; Required Consents.

(a)     The Company has the requisite corporate power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out the transactions contemplated by the Transaction Documents. The execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations under each Transaction Document to which the Company is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite corporate action by the Company, and no other corporate or other organizational proceedings on the part of the Company are necessary to authorize the Transaction Documents to which the Company is or will be a party.

(b)     Each of the Transaction Documents to which the Company is or will be a party are, or when executed and delivered by the parties thereto, will be, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of such Transaction Documents by the other parties thereto, constitutes, or upon execution will constitute, the Company’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c)     The execution and delivery by the Company of the Transaction Documents to which it is a party, the performance by the Company of its obligations under each Transaction Document to which the Company is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents will not (i) violate, breach or constitute a default under (A) the Organizational Documents of the Company, (B) any Law applicable to the Acquired Entities, or (C) as of the date of this Agreement, any Material Agreement, except in the case of clauses (B) and (C), for such violations, breaches or defaults that would not result in a Seller Material Adverse Effect, (ii) cause or result in the imposition of, or afford any Person the right to obtain, any Lien upon any of the assets of the Company, except for such Liens that would not, individually or in the aggregate, reasonably be expected to be material to the Company, or (iii) except as set forth, as of the date of this Agreement, in Section 3.2(c) of the Seller Disclosure Letter, result in the revocation, cancellation, suspension or material modification of any Permit possessed by the Company or any other Acquired Entity as of the date hereof and necessary or desirable for the carrying on of the Acquired Business as conducted as of the date hereof in all material respects, except for such revocations, cancellations, suspensions or material modifications as would not result in a Seller Material Adverse Effect.

(d)     No Law requires the Company to obtain any Permit, or make any filings, including any report or notice, with any Governmental Authority, in connection with the execution, delivery or performance by the Company of the Transaction Documents to which it is a party, the enforcement against the Company of its obligations thereunder or the consummation of the transactions contemplated by the Transaction Documents, except for such Permits the failure of which to obtain or make would not result in a Seller Material Adverse Effect.

(e)     Except for (i) any filings required to be made under the HSR Act and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, the Company is not required to file, seek or obtain any notice, authorization, approval, order, Permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company or the Seller of the Transaction Documents to which the Company is, or will be as of the Closing, a party or the consummation of the transactions contemplated by the Transaction Documents or in order to prevent the termination of any right, privilege, license or qualification of the Company, other than those notices, authorizations, approvals, orders, Permits or consents: (x) as have been given or obtained prior to the date hereof; (y) the failure of which to give or obtain would not reasonably be expected to (A) impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially delay consummation of the transactions contemplated hereby or (B) be material to the Company; or (z) as may be required as a result of the business activities of the Buyer or its Affiliates.

Section 3.3     Equity Interests. Section 3.3 of the Seller Disclosure Letter accurately and completely sets forth for the Company and each other Acquired Entity, as of the date hereof, the Capital Stock of the Company and each other Acquired Entity which is authorized (where applicable) and which is issued and outstanding. All of such issued and outstanding Capital Stock of the Company and each other Acquired Entity is duly authorized and validly issued, and is held of record and beneficially by the Persons and in the amounts set forth in Section 3.3 of the Seller Disclosure Letter. Except as set forth in the Organizational Documents of the Company or any other Acquired Entity and Section 3.3 of the Disclosure Letter: (a) no Capital Stock of the Company or any other Acquired Entity is reserved for issuance or is held in treasury; (b) no Capital Stock of the Company or any other Acquired Entity is subject to pre-emptive rights, rights of first refusal, tag-along rights, drag-along rights, transfer restrictions, proxies, voting trusts, stockholder agreements or other agreements or understandings in effect to which the Company or any other Acquired Entity is a party with respect to the voting or transfer of such Capital Stock; (c) there are no outstanding subscriptions, options, warrants, rights, calls, conversion rights, rights of exchange, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the Capital Stock of the Company or any other Acquired Entity other than as contemplated by this Agreement; (d) there are no outstanding contracts or other agreements of the Company or any other Acquired Entity, or of the Seller or any other Person, to purchase, redeem or otherwise acquire any outstanding Capital Stock of the Company or any other Acquired Entity, or securities or obligations of any kind convertible into any Capital Stock of the Company or any other Acquired Entity; and (e) there are no outstanding or authorized equity appreciation, phantom equity, equity incentive plans or similar rights with respect to the Company or any other Acquired Entity.

Section 3.4     Subsidiaries. The Company owns, directly or indirectly, all of the issued and outstanding Capital Stock of each other Acquired Entity, free and clear of all Liens other than Permitted Liens, and the Company does not have any ownership interest in any Capital Stock of any other Person. None of the Company’s direct or indirect Subsidiaries owns, directly or indirectly, any Capital Stock in any corporation, limited liability company, partnership, joint venture or other entity, other than the Acquired Entities.

Section 3.5     Title to Assets; Condition and Sufficiency. The Acquired Entities have good and marketable title to, or a valid leasehold interest in, all of their respective tangible personal property and other assets, free and clear of all Liens other than Permitted Liens. All equipment and other items of tangible personal property and other assets of the Acquired Entities are in good operating condition and capable of being used for their intended purposes (ordinary wear and tear excepted) and are usable in the Ordinary Course of Business, except with respect to any of the foregoing as would not result in a Seller Material Adverse Effect. At the Closing, the Acquired Entities will have sufficient rights, property and assets necessary to conduct the operations of the Acquired Business as conducted immediately prior to the date of this Agreement and prior to the Closing Date.

Section 3.6     Real Property.

(a)     Section 3.6(a) of the Seller Disclosure Letter contains, as of the date of this Agreement, a complete list of all real property owned by or leased by the Acquired Entities, indicating whether the property is owned or leased.

(b)     Each of the Acquired Entities (i) has good and marketable title (or, with respect to real property located in Texas, good and indefeasible title) to all real property purported to be owned by it, in each case free and clear of Liens other than Permitted Liens, except in each case as set forth in Section 3.6(b) of the Seller Disclosure Letter, (ii) owns outright all the facilities and structures referred to as owned by the Acquired Entities in Section 3.6(a) of the Seller Disclosure Letter, in each case free and clear of Liens other than Permitted Liens, except in each case as set forth in Section 3.6(b) of the Seller Disclosure Letter, (iii) has a good and valid leasehold interest in the real property, including facilities, structures and other improvements thereon, purported to be leased to it under leases with respect thereto, in each case free and clear of Liens other than Permitted Liens, except in each case as set forth in Section 3.6(b) of the Seller Disclosure Letter, and (iv) except as would not result in a Seller Material Adverse Effect, is the holder and enjoys the benefit of the easements and similar rights that the Acquired Entities purport to hold or to which the Acquired Entities purport to have any rights, and the rights of the Acquired Entities with respect to each such easement or similar right are in full force and effect.

(c)     With respect to leased real property of the Acquired Entities, the Seller has delivered or made available to the Buyer true, complete and correct copies of such leases. No Acquired Entity is a sublessor or grantor under any occupancy or enjoyment of any leased real property. The Seller has not received written notice that the use and operation of the real property in the conduct of the Acquired Business violates in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the real property of the Acquired Entities encroaches on real property owned or leased by a Person other than an Acquired Entity. There are no Proceedings pending nor, to the knowledge of the Seller, threatened in writing against or affecting the real property of the Acquired Entities or any portion of or interest in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.7     Litigation.

(a)     No Proceeding is pending or, to the knowledge of the Seller, threatened in writing, to which the Company is or may become a party which (i) questions or involves the validity or enforceability of any obligation of the Company under any Transaction Document, or (ii) seeks (or reasonably may be expected to seek) to prevent or delay consummation by the Company of the transactions contemplated by the Transaction Documents.

(b)     As of the date of this Agreement, there is no Proceeding directed against any Acquired Entity or any of the Acquired Entities’ assets pending or, to the knowledge of the Seller, threatened in writing, and no such Proceedings have been opened, filed or prosecuted against any Acquired Entity in the past five years.

(c)     Notwithstanding the foregoing, no representation or warranty in this Section 3.7 is made with respect to (i) employee benefit matters, which are covered exclusively by the provisions set forth in Section 3.14, (ii) environmental matters, which are covered exclusively by the provisions set forth in Section 3.16, (iii) matters relating to Taxes, which are covered exclusively by the provisions set forth in Section 3.17, or (iv) intellectual property matters, which are covered exclusively by the provisions set forth in Section 3.18.

Section 3.8     Absence of Certain Changes. Except as otherwise contemplated by this Agreement, since the Balance Sheet Date, (a) the Company has conducted its business and the business of its Subsidiaries only in the Ordinary Course of Business and (b) the Acquired Entities, taken as a whole, have not suffered a Seller Material Adverse Effect.

Section 3.9     Compliance with Law. As of the date of this Agreement, the Acquired Business is not being conducted in violation, in any material respect, of any applicable Law. None of the Acquired Entities has received during the past three years, any written notice, order, complaint or other communication from any Governmental Authority or any other Person that the Company or an Acquired Entity is not in compliance in any material respect with any Law applicable to it; provided, however, that no representation or warranty in this Section 3.9 is made with respect to (i) certain business practices described in Section 3.11, which are covered exclusively by the provisions set forth in Section 3.11, (ii) employee benefit matters, which are covered exclusively by the provisions set forth in Section 3.14, (iii) environmental matters, which are covered exclusively by the provisions set forth in Section 3.16, (iv) matters relating to Taxes, which are covered exclusively by the provisions set forth in Section 3.17, or (v) intellectual property matters, which are covered exclusively by the provisions set forth in Section 3.18.

Section 3.10     Permits. Each of the Acquired Entities holds all of the Permits required or necessary to conduct its business as currently conducted, except for such Permits, the lack of which would not be material to the Acquired Entities, taken as a whole. None of the Acquired Entities is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not be material to the Acquired Entities, taken as a whole.

Section 3.11     Certain Business Practices; Anti-Corruption.

(a)     The Acquired Entities and, to the knowledge of the Seller, their respective employees, officers, any individuals while acting as independent contractors, managers, agents or other Representatives on behalf of the Acquired Entities, and their equityholders while acting on behalf of the Acquired Entities, have not during the past five years taken any action, directly or indirectly, in violation of: the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; or any analogous anticorruption Laws applicable to the Acquired Entities. The Acquired Entities and, to the knowledge of the Seller, their employees, officers, any individuals while acting as independent contractors, managers, agents or other Representatives on behalf of the Acquired Entities, and their equityholders while acting on behalf of the Acquired Entities, have not during the past five years directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a foreign Governmental Authority or any other Person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (i) influencing any act or decision of a foreign Governmental Authority in his official capacity, including a decision to fail to perform official functions, (ii) inducing any foreign Governmental Authority in his or its official capacity to do or omit to do any act in violation of the lawful duty of such Government Authority, or (iii) inducing any foreign Governmental Authority to use influence with any other Governmental Authority in order to assist the Company in obtaining or retaining business with, or directing business to any Person or otherwise securing for any person an improper advantage.

(b)     The Acquired Entities and, to the knowledge of the Seller, their employees, officers and any individuals while acting on the Seller’s behalf as independent contractors, managers, agents or other Representatives on behalf of the Acquired Entities have not during the past five years materially violated, or taken any action that would cause the Acquired Entities to have materially violated, any applicable Laws related to (i) the export, re-export, import, transfer, transmission, shipment, lease, sale or supply of commodities, technology, software or services administered by the Bureau of Industry and Security; the Office of Foreign Assets Control; the Directorate of Defense Trade Controls; or United States Bureau of Alcohol, Firearms and Explosives (“ATF”), or (ii) compliance with unsanctioned international boycotts as detailed in Part 760 of the Export Administration Regulations (collectively, “Trade Control Laws”).

Without limiting the foregoing:

(i)     the Acquired Entities have obtained all required export or import licenses and other required consents, notices, waivers, approvals, orders, authorizations, registrations, and classifications from, and submitted all required export or import clearance documentation, including all required electronic export or import information to, any Governmental Authority for the export of commodities, technology, software or services (collectively, “Trade Approvals”); and

(ii)     the Acquired Entities are in compliance with the terms of any Trade Approvals.

(c)     No Proceeding by or before the U.S. Government or any other Governmental Authority involving the Acquired Entities with respect to any Trade Control Laws is pending or, to the knowledge of the Seller, threatened. No civil or criminal penalties have been imposed on any of the Acquired Entities with respect to violations of any Trade Control Laws nor have any disclosures been submitted to the U.S. Government or any other Governmental Authority with respect to violations of any Trade Control Laws.

Section 3.12     Material Agreements.

(a)     Section 3.12(a) of the Seller Disclosure Letter lists, as of the date of this Agreement, each written contract or agreement related to the Acquired Entities and to which any Acquired Entity is a party (each such written contract or agreement, a “Material Agreement”):

(i)     that is a master purchase agreement with the 10 largest suppliers of goods received (each, a “Material Supplier”) by the Acquired Business as measured by the dollar amount of purchases therefrom during the nine months ended September 30, 2017;

(ii)     that is an agreement with a Material Supplier (other than purchase orders or master purchase agreements);

(iii)     that is a Contract with the five largest customers (which shall include any agent or distributor) of the Acquired Business, in each case as measured by the dollar amount of purchases thereby, for the nine months ended September 30, 2017;

(iv)     relating to any equipment leases obligating any Acquired Entity to pay an amount in excess of $50,000 during any calendar year in the aggregate;

(v)     that materially restricts (or purports to materially restrict) the ability of any Acquired Entity from engaging in business in any geographic area or competing with any Person;

(vi)     relating to the joint development of technology with any Person;

(vii)     relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) or to any partnership or joint venture;

(viii)     for the sale of any asset or the grant of any preferential rights to purchase any asset in excess of $100,000, in each case other than inventory sales or otherwise entered into in the Ordinary Course of Business;

(ix)     relating to any real property;

(x)     without duplication, that is any indenture, credit agreement, letter of credit, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness under which any Acquired Entity has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, or that is any letter of credit issued for the benefit of any Acquired Entity or the Acquired Business;

(xi)     relating to any outstanding written commitment to enter into any written contract or agreement of the type described in subsections (i) through (x) above.

(b)     Except as would not result in a Seller Material Adverse Effect, such Material Agreements are in full force and effect as of the date hereof and all parties thereto have, to the knowledge of the Seller, performed all obligations required to be performed by them as of the date of this Agreement and there is no default or dispute thereunder, nor has any event occurred which, with notice or lapse of time or both, would constitute a default by any Acquired Entity under any such Material Agreement, result in a termination thereof or would cause or permit the acceleration or other changes to any material right or obligation thereunder.

Section 3.13     Customers and Suppliers.

(a)     Section 3.13(a) of the Seller Disclosure Letter sets forth a true and complete list of (i) the names and addresses of all customers of the Acquired Business with a billing for each such customer of $1,000,000 or more during the nine months ended September 30, 2017 and (ii) the amount for which each such customer was invoiced during such period. As of the date hereof, none of the Acquired Entities has received any notice from any of the Acquired Business’ top 10 customers (measured based on aggregate billings for each such customer during the nine months ended September 30, 2017) that such customer has ceased or substantially reduced, or will cease or substantially reduce, use of services of the Acquired Business.

(b)     Section 3.13(b) of the Seller Disclosure Letter sets forth a true and complete list of (i) all suppliers of the Acquired Business from which the Acquired Business ordered supplies or services with an aggregate purchase price for each such supplier of $1,000,000 or more for the nine months ended September 30, 2017 and (ii) the amount for which each such supplier invoiced the Acquired Business during such period. As of the date hereof, none of the Acquired Entities have received any written notice from any such supplier identified on Section 3.13(b) of the Seller Disclosure Letter (i) regarding any material adverse change in the price of such supplies or services provided by any such supplier, or (ii) that any such supplier will not sell supplies or services to the Acquired Business at any time after the Closing Date on terms and conditions substantially the same as those used in its current sales to the Acquired Entities, subject to general and customary price increases.

Section 3.14     Employee Matters.

(a)     Section 3.14(a) of the Seller Disclosure Letter lists, as of the date of this Agreement, the name, job title, annual base salary or hourly rate (as applicable) and hire date of each Company Employee.

(b)     Section 3.14(b) of the Seller Disclosure Letter lists, as of the date of this Agreement, each Employee Plan and each Employment Agreement.

(c)     None of the Acquired Entities are a party to any labor or collective bargaining Contract applicable to employees of the Acquired Entities. To the knowledge of the Seller, there are no, and during the three years prior to the date hereof, there have been no, union organizing activities or collective bargaining arrangements pending or under discussion with respect to employees of the Acquired Entities. There are no, and during the three years prior to the date hereof have been no, labor disputes, strikes, slowdowns, work stoppages or lockouts pending or, to the knowledge of the Seller, threatened against or affecting the Acquired Entities.

(d)     The Acquired Entities are, and during the three years prior to the date hereof, have been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination or harassment in employment, terms and conditions of employment, termination of employment, wages, overtime classification, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. No unfair labor practice or labor charge or complaint is pending or, to the knowledge of the Seller, threatened with respect to the Acquired Entities before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority.

(e)     The Acquired Entities have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all material amounts required to be withheld from employees of the Acquired Entities and are not liable for any material arrears of wages, taxes, penalties or other sums for failure to comply in all material respects with any applicable Laws relating to the employment of labor.

(f)     With respect to each Employee Plan that is intended to qualify under Section 401(a) of the Code, such plan has received a favorable determination letter (or in the case of a master or prototype plan, a favorable opinion letter or in the case of a volume submitter plan, a favorable advisory letter) from the Internal Revenue Service with respect to its qualification and, to the knowledge of the Seller, nothing has occurred since the date of such letter that would reasonably be expected to materially affect such qualification. With respect to each Employee Plan, except in each case as would not result in a Seller Material Adverse Effect, as of the date of this Agreement (A) each such plan has been administered in material compliance with its terms and applicable Laws; (B) all applicable regulatory filings, including Form 5500, have been filed with the appropriate agencies on a timely basis as required by law, except as would not be material to the Company; (C) the Acquired Entities and any ERISA Affiliate have not engaged in any non-exempt prohibited transaction under Section 4975 of the Code or Section 406 of ERISA; (D) no disputes, government audits, examinations or, to the knowledge of the Seller, investigations are pending or, to the knowledge of the Seller, threatened in writing other than ordinary claims for benefits; and (E) all material contributions, premiums or payments due have been made on a timely basis (including permissible extensions) or have been properly recorded on the books of an Acquired Entity. For purposes of this Agreement, “ERISA Affiliate” means any trade or business, whether or not incorporated, which together with the Acquired Entities would be deemed a single employer within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA. Since January 1, 2011, the Company and its ERISA Affiliates have not incurred any liability under, arising out of or by operation of Title IV of ERISA, other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course, including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists that would give rise to any such liability. Except as set forth in Section 3.14(f) of the Disclosure Schedule, the Company has never received any notice from the IRS, the Pension Benefit Guaranty Corporation, or the Department of Labor relating to any Employee Plan regarding an audit of any Employee Plan or the assessment of a penalty. There are no correction procedures pending before the IRS or the Department of Labor related to any Employee Plan and no such procedures are contemplated by the Acquired Entities or Seller.

(g)     No Acquired Entity is subject to any agreement with any labor union or employee association and no Acquired Entity has, since January 1, 2014, made any commitment to or conducted negotiations with any labor union or employee association with respect to any future agreement and, to the knowledge of the Seller, there is no current attempt to organize, certify or establish any labor union or employee association.

(h)     None of the Acquired Entities and any ERISA Affiliate currently has and at no time since January 1, 2011 has had an obligation to contribute to an employee pension benefit plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.

(i)     With respect to each Employee Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), such plan is in compliance in all material respects with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan or arrangement is subject to Section 409A of the Code. The Company has no material obligation to compensate any Person for any excise taxes that may be incurred by such Person under Section 409A of the Code.

Section 3.15     Financial Statements. Section 3.15 of the Seller Disclosure Letter contains true and complete copies of the following financial statements of the Acquired Entities on a consolidated basis: the audited balance sheet as of December 31, 2016, 2015 and 2014 and the audited consolidated statements of income and retained earnings and the audited consolidated statements of cash flows for the years ended December 31, 2016, 2015 and 2014 (collectively, the “Audited Financial Statements”), and the unaudited balance sheet as of September 30, 2017 and 2016 and the unaudited income statements and statements of cash flow for the nine months ended September 30, 2017 and 2016 and the three-month period ended September 30, 2017 (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). Each of the Financial Statements (i) have been prepared in accordance with the books and records of the Company, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (iii) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to (i) normal and recurring year-end adjustments that are not, individually or in the aggregate, expected to be material and (ii) the absence of notes thereto (including accruals for Option, Phantom Unit and bonus expenses) or other textual disclosures required under GAAP. The date of the latest balance sheet included in the Financial Statements (the “Balance Sheet”) is referred to herein as the “Balance Sheet Date.”

Section 3.16     Environmental Matters. Except as have been fully resolved or would not result in a Seller Material Adverse Effect:

(a)     The operations of the Acquired Business are and during the relevant statute of limitations period have been in compliance with all applicable Environmental Laws in the respective jurisdictions in which they operate;

(b)     The Acquired Entities have obtained and are in compliance with all obligations arising under permits, licenses and other authorizations required for the operation of the Acquired Business under applicable Environmental Laws and Environmental Agreements (collectively, “Environmental Permits”), and all Environmental Permits are valid and in good standing;

(c)     The Acquired Entities are not subject to any outstanding orders, suits, demands, claims, liens or proceedings by any Governmental Authority or any person respecting (i) Environmental Laws, (ii) Remedial Actions or (iii) any Release or threatened Release of, or exposure to, a Hazardous Substance (“Environmental Claims”) and, to the knowledge of the Seller, no such Environmental Claims are threatened in writing;

(d)     The Company has not received any written communication alleging, with respect to an Acquired Entity, a violation of or liability under any Environmental Law; and

(e)     There has been no Release or threatened Release of Hazardous Substances at any property owned, operated or leased by any Acquired Entity that would result in liability of an Acquired Entity under applicable Environmental Laws.

(f)     For purposes of this Agreement:

(i)     “Environment” means (A) land, including surface land, sub-surface strata, sea bed and river bed under water (as defined in clause (B)); (B) water, including coastal and inland water, surface waters, and ground waters; and (C) ambient air;

(ii)     “Environmental Agreement” means contractual obligations entered into by any of the Acquired Entities which require an Acquired Entity to respond to, comply with, investigate, evaluate, fund, perform or otherwise manage an actual or potential legal liability or obligation arising under Environmental Law; to avoid uncertainty, “Environmental Agreements” shall include agreements by an Acquired Entity to perform an analysis of the Acquired Entity’s business, facilities or assets to determine whether or the extent to which obligations or liabilities have arisen under Environmental Laws;

(iii)     “Environmental Law” means any Law, to the extent applicable to the person or properties in the context of which the term is used, regulating or prohibiting Releases into any part of the Environment, or pertaining to the protection of natural resources, the Environment or, to the extent relating to the use of or exposure to Hazardous Substances, human health or safety, as such laws have been and may be amended or supplemented through the date of this Agreement;

(iv)     “Hazardous Substance” means, except to the extent regulated by the ATF or U.S. Department of State, Department of Homeland Security (“DHS”), (A) any materials, substances or wastes defined as “hazardous” or “toxic” or words of similar import intended to define, list or classify substances by reason of deleterious properties under any Environmental Law, (B) any radioactive materials, asbestos, and polychlorinated biphenyls, or (C) petroleum and petroleum derivatives;

(v)     “Release” means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the Environment, or into or out of any property owned, operated or leased by the applicable Party; and

(vi)     “Remedial Action” means all actions to (A) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Substances in the Environment; (B) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not endanger or threaten to endanger human health or the Environment; or (C) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release.

(g)     Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Section 3.16 are the Company’s sole and exclusive representations and warranties regarding environmental matters. For avoidance of doubt, the representations and warranties set forth in this Section 3.16 regarding compliance with laws applicable to Hazardous Substances and Environmental Permits do not supersede or conflict with the representations made with respect to compliance with Laws enforced by the ATF and DHS.

Section 3.17     Taxes.

(a)     The Acquired Entities have timely (taking into account any applicable extensions) filed all Tax Returns required to be filed by them; all such Tax Returns were complete and correct in all material respects; and the Acquired Entities have timely (taking into account any applicable extensions) paid all Taxes required to be paid by them (whether or not shown on any Tax Return).

(b)     The unpaid Taxes of the Acquired Entities did not, as of the Balance Sheet Date, exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Balance Sheet. Since the Balance Sheet Date, no Acquired Entity has incurred any liability for Taxes other than Taxes incurred in the ordinary course of business.

(c)     No written claim has been received by an Acquired Entity from any Governmental Authority in a jurisdiction where an Acquired Entity does not file Tax Returns that an Acquired Entity is or may be subject to taxation by that jurisdiction.

(d)     No Acquired Entity has entered into an agreement extending any statute of limitations in respect of Taxes that is currently in effect. No audit, other examination or matter in controversy with respect to Taxes is currently being conducted by any Governmental Authority with respect to any Acquired Entity.

(e)     Except for Taxes not yet delinquent, there are no Liens for unpaid Taxes upon any of the assets of the Acquired Entities.

(f)     To the Seller’s knowledge, no Governmental Authority is expected to assess any additional Taxes with respect to an Acquired Entity for any Tax period for which Tax Returns have been filed. None of the Acquired Entities has received in writing from any Governmental Authority any (i) notice indicating an intent to open a Tax audit or other Tax review with respect to an Acquired Entity, (ii) request for information related to Tax matters with respect to an Acquired Entity, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Acquired Entities.

(g)     The Company has made available to the Buyer copies of all U.S. federal and state and non-U.S. income tax returns filed by an Acquired Entity for all Tax years ending on or after December 31, 2011, and copies of all examination reports and statements of deficiencies received by an Acquired Entity within the last three years.

(h)     No Acquired Entity is a party to any Tax sharing or Tax allocation agreement, other than agreements entered in the ordinary course of business that do not principally relate to Taxes, including leases and financing arrangements.

(i)     The Acquired Entities have withheld and paid all material Taxes which the Acquired Entities were required to withhold and pay in connection with any amounts paid or owing to any independent contractor, creditor, Seller or other third party.

(j)     None of the Acquired Entities is a party to any agreement, contract, arrangement or plan that, as a result of the transactions contemplated by this Agreement, could reasonably be expected to result in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code. The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed in its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.

(k)     In the two years prior to the date of this Agreement, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction intended to qualify for nonrecognition of gain or loss under Section 355 of the Code.

(l)     No Acquired Entity is or has ever been a member of any consolidated, combined, affiliated, unitary, or aggregate group for Tax purposes, other than a group of which the common parent is an Acquired Entity. No Acquired Entity has any liability for the Taxes of any Person (other than an Acquired Entity) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of U.S. federal, state, local, or foreign Tax Law) or as a transferee or successor.

(m)     None of the Acquired Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)     change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)     use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)     ‘‘closing agreement’’ as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law) executed prior to the Closing;

(iv)     intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax law);

(v)     installment sale or open transaction disposition made prior to the Closing;

(vi)     prepaid amount received prior to the Closing; or

(vii)     election under Section 108(i) of the Code.

(n)     The Company is not and has not been a party to any ‘‘reportable transaction,’’ as defined in Section 6707A(c)(1) of the Code and Reg. §1.6011-4(b).

(o)     None of the Acquired Entities (i) is a ‘‘controlled foreign corporation’’ as defined in Section 957 of the Code (except for Geodynamics (U.K.) Limited), (ii) is a ‘‘passive foreign investment company’’ within the meaning of Section 1297 of the Code, or (iii) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(p)     None of the Acquired Entities has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(q)     For U.S. federal income tax purposes (and state and local Tax purposes where applicable):

(i)     Legacy Oil Tools LLC is classified as an association taxable as a corporation; and

(ii)     Geodynamics (U.K.) Limited is classified as an association taxable as a corporation.

Notwithstanding any other provision of this Agreement, the representations and warranties in this Section 3.17 constitute the sole and exclusive representations and warranties of the Company with respect to Tax matters.

Section 3.18     Intellectual Property.

(a)     Section 3.18 of the Seller Disclosure Letter contains a complete and accurate list, as of the date of this Agreement, of all (i) patents and patent applications, (ii) registered trademarks and applications to register trademarks and (iii) registered copyrights and applications to register copyrights that the Acquired Entities own or use under any license, sublicense, grant, or other agreement in the Acquired Business. Except as otherwise set forth on Section 3.18 of the Seller Disclosure Letter, the Company is the owner of all right, title, and interest in and to the Intellectual Property listed thereon, and has the valid and enforceable right to use all other Intellectual Property listed thereon, in each case, free and clear of Liens other than Permitted Liens. With respect to the Intellectual Property rights set forth on Section 3.18 as owned by the Acquired Entities, (i) all such Intellectual Property rights are valid and enforceable, (ii) all required filings and fees related to the Intellectual Property registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and (iii) all Intellectual Property registrations are otherwise in good standing and in full force and effect.

(b)     The Acquired Entities have not received any written claims during the three-year period prior to the date of this Agreement that they have infringed or misappropriated the Intellectual Property of any other Person. To the knowledge of the Seller, no Person is infringing upon or misappropriating any material Intellectual Property owned or used by the Acquired Entities. To the knowledge of the Seller, the Acquired Entities are not infringing upon or misappropriating the Intellectual Property of any other Person.

(c)     Each of the Acquired Entities has entered into a binding, valid and enforceable, written agreement with each current engineer, product line manager, senior manager and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Intellectual Property during the course of employment or engagement whereby such employee or independent contractor (i) acknowledges such Acquired Entity’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Acquired Entity and (ii) grants to such Acquired Entity a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property.

Section 3.19     No Undisclosed Liabilities. None of the Acquired Entities has any liability that would be required to be reflected or reserved against in a consolidated balance sheet of the Company prepared in accordance with GAAP except for (i) liabilities reserved, reflected or otherwise disclosed in the Financial Statements, (ii) fees and expenses incurred in connection with the transactions contemplated by the Transaction Documents that will be classified as Transaction Expenses and (iii) liabilities which have arisen after the Balance Sheet Date in the Ordinary Course of Business that are not material to the Company and are of the same character and nature as the liabilities disclosed in the Interim Financial Statements.

Section 3.20     Insurance Policies. Section 3.20 of the Seller Disclosure Letter contains a complete and accurate list of all material insurance policies carried as of the date hereof by or for the benefit of any Acquired Entity, copies of which have been made available to the Buyer. All such insurance policies are in full force and effect.

Section 3.21     Bank Relations. Section 3.21 of the Seller Disclosure Letter sets forth (a) the name of each financial institution in which an Acquired Entity has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes; and (b) the types of such arrangements and accounts, including, as applicable, names in which accounts or boxes are held and the account or box numbers.

Section 3.22     Brokers. Except for Simmons & Company International (a division of Piper Jaffray & Co.), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.23     Transactions with Affiliates. Section 3.23 of the Seller Disclosure Letter sets forth a complete and accurate list of any contract or agreement between (a) an Acquired Entity, on the one hand, and (b) (i) the Seller, any Seller Shareholder or any Affiliate of the Seller or a Seller Shareholder (other than another Acquired Entity), (ii) any officer or director of the Seller or an Acquired Entity or (iii) to the extent a Person in (i) or (ii) is a natural person, any Person who has any direct or indirect relation by blood, marriage or adoption to them, except, in each case, contracts or agreements with respect to compensation received as employees or consultants in the Ordinary Course of Business. Except as set forth on Section 3.23 of the Seller Disclosure Letter, none of the Seller, any Seller Shareholder nor any Affiliate of the Seller or any Seller Shareholder (other than the Acquired Entities) (x) owns any material properties, assets or rights that are used by an Acquired Entity except on terms that are on an arms’ length basis; (y) owes any money to, or is owed any money by, an Acquired Entity (except with respect to compensation or expense reimbursement received as employees, consultants or directors in the Ordinary Course of Business); or (z) to the knowledge of the Seller, has asserted any claim or cause of action against an Acquired Entity.

Section 3.24     Privacy and Security.

(a)     Since December 12, 2015, each of the Acquired Entities has at all times complied in all material respects with applicable Laws relating to privacy, data protection and the collection and use of Personally Identifiable Information gathered or accessed in the course of its operations, and each maintains reasonable administrative, technical and physical processes and policies designed to safeguard the integrity of Personally Identifiable Information and to prevent unauthorized access to, misuse or alteration of, such data necessary to comply with applicable Law. No claims have been asserted in writing or, to the knowledge of the Seller, threatened against any of the Acquired Entities alleging an improper use of Personally Identifiable Information. The execution and delivery of this Agreement or any other Transaction Document and the consummation of the transactions contemplated hereby and thereby will not breach or otherwise cause any material violation of any applicable Law relating to privacy, data protection and the collection and use of Personally Identifiable Information.

(b)     For purposes of this Agreement, “Personally Identifiable Information” means data in control of the Acquired Entities that identifies a particular individual, including the name, address, telephone number, electronic mail address, social security number, bank account number or credit card number of an individual.

Section 3.25     Inventories. The inventories of the Acquired Entities, whether reflected on the Balance Sheet or subsequently acquired, are generally of a quality usable and/or salable in the Ordinary Course of Business, subject to any reserves reflected on the Balance Sheet or the Closing Statement. The inventories of the Acquired Entities are reflected on the Balance Sheet and in the books and records of the Company in accordance with GAAP applied on a basis consistent with past practice (except as described in the notes to the Balance Sheet).

Section 3.26     Accounts Receivable. All accounts receivable reflected on the Balance Sheet or to be reflected on the Closing Statement represent or will represent bona fide and valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. There is no contest, claim or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any obligor of any accounts receivable related to the amount or validity of such accounts receivable, and no bankruptcy, insolvency or similar have been commenced by or against any such obligor, in each case except to the extent a reserve or accrual specifically related thereto has been reflected in the Balance Sheet.

Section 3.27     No Other Representations or Warranties. Except for the representations and warranties of the Company set forth in this Agreement, the other Transaction Documents and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, neither the Company nor any other Person, whether or not acting on behalf of the Company, makes any other representation or warranty, express or implied, either written or oral, regarding the Company, its shares or otherwise in connection with this Agreement and the transactions contemplated hereby.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND BUYER PARENT

Except as set forth in a letter delivered by the Buyer to the Seller concurrently with the execution and delivery of this Agreement (the “Buyer Disclosure Letter”) and in any Buyer Parent SEC Filings (as defined below) filed on or after January 1, 2017 that are publicly available at least one business day prior to the date of this Agreement (excluding any disclosures set forth in any such Buyer Parent SEC Filings in any risk factor section, any forward-looking disclosure in any sections relating to forward-looking statements or any other statements that are non-specific, cautionary, predictive or forward-looking in nature, other than historical facts included therein), the Buyer and Buyer Parent, jointly and severally, represent and warrant to the Seller and the Company, as follows:

Section 4.1     Organization; Power. Each of the Buyer and the Buyer Parent has been duly organized and is validly existing and in good standing under the Laws of its Organization Jurisdiction and has all requisite organizational power and authority under those Laws and its Organizational Documents to own, lease or otherwise hold its properties and assets and to carry on its business as conducted as of the date hereof. Each of the Buyer and the Buyer Parent is duly qualified and licensed, as may be required, and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification and licensing necessary, other than in such jurisdictions where the failure to be so qualified and licensed would not have a Buyer Material Adverse Effect.

Section 4.2     Authorization; Enforceability; Absence of Conflicts; Required Consents.

(a)     Each of the Buyer and Buyer Parent has the requisite organizational power and authority to enter into and deliver each Transaction Document to which it is a party, and to carry out its obligations and the transactions contemplated by the Transaction Documents. The execution and delivery by each of the Buyer and the Buyer Parent of the Transaction Documents to which it is a party, the performance by each of the Buyer and the Buyer Parent of its obligations under each Transaction Document to which it is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents have been duly and validly authorized by all requisite organizational action by the Buyer and the Buyer Parent, and no other organizational proceedings on the part of the Buyer or the Buyer Parent are necessary to authorize the Transaction Documents to which the Buyer or the Buyer Parent is or will be a party.

(b)     Each of the Transaction Documents to which the Buyer or the Buyer Parent is or will be a party are, or when executed and delivered by the parties thereto, will be, duly executed and delivered by the Buyer or the Buyer Parent, as applicable, and, assuming the due authorization, execution and delivery of such Transaction Documents by the other parties thereto, constitutes, or upon execution will constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

(c)     The execution and delivery by each of the Buyer and the Buyer Parent of the Transaction Documents to which it is a party, the performance by each of the Buyer and the Buyer Parent of its obligations under each Transaction Document to which it is a party in accordance with their respective terms and the consummation of the transactions contemplated by the Transaction Documents will not violate, breach or constitute a default under (i) the Organizational Documents of the Buyer and the Buyer Parent, (ii) any Law applicable to the Buyer and the Buyer Parent or (iii) any material agreement of the Buyer and the Buyer Parent, except for such violations, breaches or defaults under clauses (ii) and (iii) that would not result in a Buyer Material Adverse Effect.

(d)     Except for (i) any filings required to be made under the HSR Act, and (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, neither Buyer nor the Buyer Parent is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by each of the Buyer and the Buyer Parent of the Transaction Documents to which it is, or will be as of the Closing, a party or the consummation of the transactions contemplated by the Transaction Documents, other than those notices, authorizations, approvals, orders, permits or consents: (x) as have been given or obtained prior to the date hereof; (y) the failure of which to give or obtain would not reasonably be expected to impair in any material respect the ability of either of the Buyer and the Buyer Parent to perform its obligations under the Transaction Documents to which it is, or will be as of the Closing, a party, or prevent or materially delay consummation of the transactions contemplated by the Transaction Documents; or (z) as may be required solely as a result of the business activities of the Seller or its Affiliates (other than the business activities of the Company prior to the Closing).

Section 4.3     Capitalization.

(a)     As of November 30, 2017, the authorized capital of the Buyer Parent consisted solely of (i) 200,000,000 OIS Common Shares, of which 51,089,303 shares were issued and outstanding, and (ii) 25,000,000 shares of preferred stock, par value $0.01 per share, of which no shares were issued and outstanding.

(b)     All of the issued and outstanding OIS Common Shares are duly authorized and validly issued in accordance with the Organizational Documents of the Buyer Parent, are fully paid and non-assessable and were not issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person.

(c)     There are no preemptive rights or, except as disclosed in the Buyer Parent SEC Filings, other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, subscription agreements, commitments or rights of any kind that obligate the Buyer Parent to issue or sell any equity interests of the Buyer Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity interests in the Buyer Parent, and, except as disclosed in the Buyer Parent SEC Filings, no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)     The Buyer Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the holders of equity interests in the Buyer Parent on any matter pursuant to such outstanding bonds, debentures, notes or other obligations.

Section 4.4     Litigation.

(a)     No Proceeding is pending and publicly filed or, to the knowledge of the Buyer and the Buyer Parent, threatened in writing to which either the Buyer or the Buyer Parent is or may become a party which (i) questions or involves the validity or enforceability of any obligation of either the Buyer or the Buyer Parent under any Transaction Document, or (ii) seeks (or reasonably may be expected to seek) to prevent or delay consummation by either the Buyer or the Buyer Parent of the transactions contemplated by the Transaction Documents.

(b)     As of the date of this Agreement, there is no Proceeding directed against the Buyer, the Buyer Parent or any of their assets pending or, to the knowledge of the Buyer and the Buyer Parent, threatened in writing other than any such Proceeding that does not involve an amount that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, and no such Proceedings have been opened, filed or prosecuted against either the Buyer or the Buyer Parent in the past five years.

Section 4.5     Absence of Certain Changes. Except as otherwise contemplated by this Agreement, since September 30, 2017, (a) the business of the Buyer, the Buyer Parent and their Subsidiaries has been conducted in the ordinary course of business, consistent with past practices in all material respects, and (b) there has not been or occurred any Buyer Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 4.6     Financial Ability. The Buyer Parent has sufficient cash funds on hand or readily and unconditionally available to enable the Buyer or the Buyer Parent to satisfy the cash payment obligations to consummate the transactions under this Agreement and the other Transaction Documents.

Section 4.7     Accredited Investor. The Buyer is an “accredited investor” (as that term is defined in Rule 501 of Regulation D under the Securities Act). The Buyer has such knowledge and experience in business and financial matters so that the Buyer is capable of evaluating the merits and risks of an investment in the equity interests being acquired hereunder. The Buyer understands the full nature and risk of an investment in such equity interests. The Buyer further acknowledges that it has had access to the books and records of the Company, is generally familiar with the Acquired Business and has had an opportunity to ask questions concerning the Company and the Company’s securities.

Section 4.8     Acquisition of Shares for Investment. The Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Shares. The Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, and any applicable foreign and state securities laws, except under an exemption from such registration under such Act and such laws.

Section 4.9     Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or its Affiliates.

Section 4.10     Solvency. Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents (including the payment and delivery of the Total Consideration):

(a)     the fair saleable value (determined on a going concern basis) of the assets of the Buyer and the Acquired Entities will be greater than the total amount of their liabilities;

(b)     the Buyer will be solvent and able to pay its debts and obligations in the ordinary course of business consistent with past practices in all material respects as they become due;

(c)     no transfer of property is being made and no obligation is being incurred in connection with the transactions hereunder with the intent to hinder, delay or defraud either present or future creditors of the Buyer in connection with the transactions hereunder;

(d)     the Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured; and

(e)     the Buyer will have adequate capital to carry on its businesses and all businesses in which it is about to engage.

Section 4.11     Listing Exchange. The OIS Common Shares are listed on the New York Stock Exchange (the “NYSE”), and the Buyer Parent has not received any notice of delisting from the NYSE. No judgment, order, ruling, decree, injunction, or award of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in any securities of the Buyer Parent has been issued, and no proceedings for such purpose are, to the Buyer’s knowledge, pending, contemplated or threatened. The Buyer Parent has taken no action that is designed to terminate the registration of the OIS Common Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 4.12     Issuance of the OIS Common Shares. The Aggregate Stock Closing Consideration to be issued hereunder will, when issued pursuant to the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens (other than Liens arising under applicable securities Laws or created by the Seller), and will not be issued in violation of any preemptive right, purchase option, call option, right of first refusal or similar options or rights or, assuming the accuracy of the representations in Section 2.6, in violation of the Securities Act and any applicable state securities Laws. The Buyer Parent has, and on the Closing Date will have, a sufficient number of OIS Common Shares authorized for issuing the Aggregate Stock Closing Consideration.

Section 4.13     SEC Filings; Financial Statements.

(a)     The Buyer Parent has timely filed with or furnished to the United States Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by it with the SEC since January 1, 2015 under the Exchange Act. The Buyer Parent’s Annual Reports on Form 10-K for the years ended December 31, 2014, 2015 and 2016, and all other reports, registration statements, definitive proxy statements or information statements filed by it subsequent to December 31, 2016 under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or as thereafter amended prior to the date hereof (collectively, the “Buyer Parent SEC Filings”) with the SEC as of the date filed or amended prior to the date hereof, as the case may be, (i) complied in all material respects as to form with the applicable requirements under the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)     The audited or unaudited financial statements included in the Buyer Parent SEC Filings, including any notes thereto or schedules, (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or the omission of notes to the extent permitted by Regulation S-K under the Securities Act or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and subject, in the case of interim financial statements, to normal and recurring year-end adjustments, and (ii) fairly present in all material respects the financial position, results of operations and cash flows of the Buyer Parent as at the respective dates thereof and for the respective periods indicated therein.

Section 4.14     No Undisclosed Liabilities. The Buyer Parent does not have any liability that would be required to be reflected or reserved against in a consolidated balance sheet of the Buyer Parent prepared in accordance with GAAP except for (i) liabilities reserved, reflected or otherwise disclosed in the audited or unaudited financial statements included in the Buyer Parent SEC Filings and (ii) liabilities which have arisen after September 30, 2017 in the Ordinary Course of Business that are not material to the Buyer Parent and are of the same character and nature as the liabilities disclosed in the audited or unaudited financial statements included in the Buyer Parent SEC Filings.

Section 4.15     Internal Controls.

(a)     The Buyer Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, such disclosure controls and procedures are reasonably designed to ensure that material information required to be disclosed by the Buyer Parent in the reports it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such material information is accumulated and communicated to the Buyer Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(b)     Since January 1, 2015, (i) there have not been any changes in the Buyer Parent’s internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that are reasonably likely to materially affect the Buyer Parent’s internal control over financial reporting; (ii) the Buyer Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Buyer Parent’s outside auditors and the audit committee of the Buyer Parent’s board of directors any “significant deficiency” or “material weakness” in the design or operation of the Buyer Parent’s internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Buyer Parent’s ability to record, process, summarize and report financial information; and (iii) none of the Buyer Parent, the Buyer Parent’s outside auditors or the audit committee of the board of directors of the Buyer Parent has received any oral or written notification of any fraud, whether or not material, that involves management or other employees of the Buyer Parent who have a significant role in the Buyer Parent’s internal control over financial reporting.

Section 4.16     Form S-3 Eligibility. The Buyer Parent is (a) eligible to register the resale of the OIS Common Shares issuable in the transactions contemplated hereby for resale by the Seller under Form S-3 promulgated under the Securities Act and (b) a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act.

Section 4.17     No Stockholder Approval. The transactions contemplated by the Transaction Documents, taken together with any transactions consummated by the Buyer or the Buyer Parent as permitted by Article V, do not require any vote of the stockholders of the Buyer Parent under applicable Law, the rules and regulations of the NYSE (or other national securities exchange on which the OIS Common Shares is then listed) or the Organizational Documents of the Buyer Parent.

Section 4.18     Seller’s Note. Seller’s Note to be issued by Buyer at the Closing has been duly authorized for such issuance and, when issued and delivered by Buyer in accordance with the provisions of this Agreement, will be validly issued and will constitute a valid and legally binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as that enforceability may be (i) limited by any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and (ii) subject to general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).

Section 4.19     No Other Representations or Warranties. Except for the representations and warranties of the Buyer and Buyer Parent set forth in this Agreement, the other Transaction Documents and any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby, neither the Buyer, Buyer Parent nor any other Person, whether or not acting on behalf of any of the foregoing, makes any other representation or warranty, express or implied, either written or oral, regarding the Buyer, Buyer Parent, the OIS Common Shares or otherwise in connection with this Agreement and the transactions contemplated hereby.

Article V
COVENANTS

Section 5.1     Records and Access.

(a)     During the period from the date of this Agreement to the Closing, the Seller and Company shall, and shall cause their Subsidiaries to: (i) permit the Buyer and its authorized Representatives to (x) have reasonable access, during regular business hours upon reasonable prior notice, to the books, records, personnel, accountants, offices and other facilities and properties of the Acquired Entities as the Buyer may reasonably request; provided, however, the Buyer shall not undertake any environmental investigation, including any sampling, testing or other intrusive indoor or outdoor investigation of air, surface water, groundwater, soil or anything else at or in connection with any property associated or affiliated in any way with the Acquired Entities, without the prior written consent of the Seller and (y)  make such copies and inspections thereof as the Buyer may reasonably request, and (ii) furnish the Buyer with such financial and operating data and other information with respect to the Acquired Entities as the Buyer may from time to time reasonably request; provided, however, that any such access shall be conducted at the Buyer’s risk and expense, at a reasonable time, under the supervision of the Seller or the personnel of the Company and in such a manner as not to interfere unreasonably with the operation of the businesses of the Acquired Entities or their Affiliates and shall not require the Seller or the Company to waive any applicable privilege (including attorney-client privilege) nor to violate any contractual obligation. Notwithstanding anything in this Section 5.1 to the contrary, (i) the auditors and accountants of the Company shall not be obliged to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants, and (ii) nothing in this Agreement shall require that the Seller or the Company disclose to the Buyer any information (such as pricing data) that is prohibited from disclosure by applicable Law or that the Seller reasonably believes could, in Buyer’s possession, have a Seller Material Adverse Effect if the Closing does not occur.

(b)     From and after the Closing, the Buyer will (i) give the Seller and its authorized Representatives reasonable access to all books, records, personnel, accountants, offices and other facilities and properties of or relating to the Acquired Entities, (ii) permit the Seller to make such copies and inspections thereof as the Seller may reasonably request, and (iii) furnish the Seller with such financial and operating data and other information with respect to the Acquired Entities as the Seller may from time to time reasonably request, in each case (A) to comply with requirements imposed on the Seller or its respective Affiliates by a Governmental Authority having jurisdiction over the Seller or its respective Affiliates, (B) for use in any Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, subpoena or other similar requirements or (C) to comply with the obligations of the Seller under the Transaction Documents; provided, however, that in the event that the Buyer determines that any such provision of access or information could violate any Law or Material Agreement, or waive any attorney-client privilege, the Parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

(c)     All information provided or obtained under this Section 5.1 shall be held by the Buyer or the Seller, as applicable, in accordance with and subject to the applicable confidentiality and use terms of the Confidentiality Agreement, dated as of August 17, 2017 between the Company and the Buyer Parent (the “Confidentiality Agreement”), and the Buyer and the Seller hereby agree that the provisions of the Confidentiality Agreement will apply to any properties, books, records, data, documents and other information relating to the Acquired Entities that is provided to the Buyer, the Seller or their respective Affiliates, as the case may be, or any of their respective Representatives pursuant to this Agreement. The term of the Confidentiality Agreement will be automatically extended to cover any post-Closing disclosures between the Parties required by this Agreement.

Section 5.2     Conduct of Business.

(a)     During the period from the date of this Agreement to the Closing, except (i) as set forth in Section 5.2 of the Seller Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law or (iv) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to, (x) conduct its business in all material respects in the Ordinary Course of Business and (y) use its commercially reasonable efforts to maintain its existing relations with customers, suppliers, creditors and employees that, in each case, may be material to the Acquired Business as a whole.

(b)     During the period from the date of this Agreement to the Closing, except (i) as set forth in Section 5.2 of the Seller Disclosure Letter, (ii) as expressly contemplated or permitted by this Agreement, (iii) as required by applicable Law, (iv) as the Buyer shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), or (v) in the Ordinary Course of Business, the Company shall not, and shall cause its Subsidiaries not to, take any of the following actions:

(i)     sell, transfer, lease or dispose of any assets material to the Acquired Entities, except for (A) sales of surplus equipment, (B) sales of inventory in the Ordinary Course of Business or (C) sales, leases or other transfers among the Acquired Entities;

(ii)     enter into any commitment for capital expenditures of any Acquired Entity in a single transaction or a series of related transactions with a value in excess of $250,000;

(iii)     acquire any Person or division or business line thereof, by merger or consolidation, purchase of assets or equity interests, or by any other manner;

(iv)     create or permit the creation of any Lien on any material assets of the Acquired Entities, except Permitted Liens or such other Liens as may arise by operation of applicable Law;

(v)     cause or permit any amendments to the Organizational Documents of the Company or Subsidiaries;

(vi)     split, combine or reclassify any of its Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Capital Stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its Capital Stock;

(vii)     issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire shares of Capital Stock, or other contracts of any character obligating it to issue any such shares or other convertible securities;

(viii)     make any loans or advances to, or any investments in or capital contributions to, or forgive or discharge in whole or in part any outstanding loans or advances to, any Person (other than another Acquired Entity);

(ix)     except for borrowings under the Credit Facility, incur any Indebtedness for borrowed money or guarantee any such Indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than debt in order to fund the Acquired Entities’ operations in the Ordinary Course of Business;

(x)     enter into any new, or materially amend any existing, Employee Plan or Employment Agreement;

(xi)     enter into, establish, amend or extend (or become obligated under) any collective bargaining or other labor agreement with any labor union or employee representative;

(xii)     make any change in any method of accounting or accounting practice or policy used by the Acquired Entities in the preparation of their financial statements, other than changes required by GAAP or applicable Law;

(xiii)     settle any Proceeding, other than settlements (A) that do not involve non-monetary relief or (B) that would reasonably be expected to not materially and adversely affect the ability of the Buyer to operate the Acquired Entities as conducted as of the date hereof consistent with past practice;

(xiv)     agree or commit to take any action described in this Section 5.2(b); or

(xv)     none of the Acquired Entities shall make or change any Tax election, change an annual Tax accounting period, change any Tax accounting method, file any amended Tax Return, enter into any Tax closing agreement, settle any Tax claim or assessment relating to the Acquired Entities, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Acquired Entities, if such election, adoption, change, amendment, agreement, settlement, surrender, or consent would have the effect of materially increasing the Tax liability of the Acquired Entities for Tax periods beginning after the Closing Date.

(c)     Nothing contained herein shall give to the Buyer, directly or indirectly, the right to control or direct any of the Acquired Entities’ operations or businesses prior to the Closing, and the Acquired Entities shall exercise, subject to the terms and conditions hereof, complete control and supervision of their operations and businesses until the Closing.

Section 5.3     Public Announcement. Prior to the Closing, except as set forth in this Agreement or otherwise agreed to by the Buyer and the Seller, neither the Parties nor their Affiliates shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated by this Agreement, except as in the reasonable judgment of the Party may be required by any applicable Governmental Authority, mandated by stock exchange requirements or needed to obtain the benefits or protection of any applicable Governmental Authority, in which case the Parties will use their commercially reasonable efforts to reach mutual agreement as to the language of any such report, statement or press release. The Seller and the Buyer agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law, as may be required to enforce the terms of this Agreement or for purposes of compliance with financial reporting obligations; provided, that LRP IV Luxembourg Holdings S.A.R.L., LRP V Luxembourg Holdings S.A.R.L. and the Management Shareholders may disclose such terms to their Affiliates and their investors or potential investors or stock exchange requirements; provided, further that the Parties may disclose such terms to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses.

Section 5.4     Efforts.

(a)     Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including: (i) the preparation and filing as promptly as practicable of all necessary applications, notices, petitions, registrations, filings, ruling requests, and other documents, and the taking of all steps as may be necessary, to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (ii) the obtaining of all other necessary Consents, lease estoppels or waivers from third parties, provided that neither the Seller nor any of the Acquired Entities shall be obligated to make any payment in connection with seeking such Consents, lease estoppels or waivers or shall have any liability for failure to obtain any such Consents or waivers, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b)     Subject to the other terms and conditions herein provided and without limiting the foregoing, the Parties shall (and shall cause their respective Subsidiaries to):

(i)     use their commercially reasonable efforts to cooperate with one another in (A) determining which filings are required (or considered by the Parties to be advisable) under the HSR Act and (B) to make their respective filings under the HSR Act within 10 business days after execution of this Agreement;

(ii)     promptly notify each other of any communication concerning this Agreement and the transactions contemplated hereunder from any Governmental Authority and consult with and permit the other Party to review in advance any proposed communication concerning this Agreement and the transactions contemplated hereunder to any Governmental Authority;

(iii)     not agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the transactions contemplated by this Agreement) with any Governmental Authority relating to any filings or investigation concerning this Agreement or the transactions contemplated hereunder unless it consults with the other Party and its Representatives in advance and invites the other Party’s Representatives to attend unless the Governmental Authority prohibits such attendance;

(iv)     promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with draft copies prior to submission to a Governmental Authority, with reasonable time and opportunity to comment, of all correspondence, filings and communications (and memoranda setting forth the substance thereof) that they, their Subsidiaries or their respective Representatives intend to submit to any Governmental Authority, it being understood that correspondence, filings and communications received from any Governmental Authority shall be immediately provided to the other Party upon receipt;

(v)     promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such necessary information and reasonable assistance as such other Party and its Subsidiaries may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Authority, including any filings necessary or appropriate under the provisions of the HSR Act; and

(vi)     deliver to the other Party’s outside counsel complete copies of all documents furnished to any Governmental Authority as part of any filing.

(c)     The Buyer shall use its reasonable best efforts to eliminate any concern on the part of any Governmental Authority regarding the legality of the transactions contemplated by this Agreement under the HSR Act. Notwithstanding anything herein to the contrary, the Buyer and Buyer Parent shall not be required by this Section to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require the divestiture of any assets of the Buyer, the Buyer Parent, the Company or any of their respective Affiliates, (ii) limit the Buyer’s freedom of action with respect to, or its ability to consolidate and control, the Company, Acquired Entities or any of their assets or businesses or any of the Buyer’s or its Affiliates’ other assets or businesses or (iii) limit the Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Shares.

(d)     The Buyer, the Buyer Parent and the Seller shall proceed with the transactions contemplated by this Agreement unless a court or other Governmental Authority has issued an injunction or other order prohibiting the closing of the transactions and that injunction or order has been upheld by an appellate court or other appellate Governmental Authority.

(e)     In addition to the foregoing, the Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought under this Agreement.

(f)     Whether or not the Acquisition is consummated, the Buyer and the Seller shall each be responsible for 50% of all filing or application fees payable in connection with any filings or submissions to, or obtaining any consents, authorizations, orders, approvals or waivers from, any Governmental Authority under the HSR Act pursuant to this Section 5.4, provided that any such amount required to be paid by the Company prior to Closing that remains unpaid at the Closing shall be deemed a Transaction Expense for purposes of this Agreement.

Section 5.5     Director and Officer Insurance.

(a)     From and after the Closing Date, the Buyer shall, for a period of not less than six years, cause the Acquired Entities to continue to indemnify, defend and hold harmless, to the same extent as provided in the Acquired Entities’ Organizational Documents as in effect on the date hereof, the individuals who on or prior to the Closing Date were directors, officers, employees or agents of an Acquired Entity, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, Proceeding or investigation with respect to any acts or omissions by them in their capacities as such or taken at the request of an Acquired Entity at any time on or prior to the Closing Date. The Buyer agrees that all rights of such Persons to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date as provided in the Organizational Documents of the applicable Acquired Entity as currently in effect, and any indemnification agreements or arrangements of the Acquired Entities, shall survive the Closing Date and shall continue in full force and effect in accordance with their terms for a period of not less than six years. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of such Indemnified Parties unless such modification is required by applicable Law. In addition, the Buyer shall cause the Company to pay any expenses of any such Indemnified Party under this Section 5.5 as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides a written undertaking to repay all of such advances in full and immediately to the extent it is determined such Person is not entitled to indemnification pursuant to such Applicable Entity’s Organizational Documents or Law, as the case may be.

(b)     The Parties agree that the Buyer (or a third party at the direction of the Buyer), at the Buyer’s sole expense, will obtain at the Closing “tail” coverage for a period of six years following the Closing Date under the directors and officers liability insurance policy of the Company, as in effect on the Closing Date; provided, however, that the Buyer will not be required to pay an amount that exceeds 300% of the last annual premium paid by the Company for such insurance policy prior to the date of this Agreement for such “tail” coverage. The aggregate amount necessary to purchase such “tail” coverage shall be referred to as the “D&O Tail Premium.”

(c)     In the event the Buyer or the Company or any of their respective Subsidiaries, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, the Buyer shall use its best efforts to ensure that proper provisions shall be made so that the successors and assigns of the Buyer, the Company or their respective Subsidiaries (as applicable) assume the obligations set forth in this Section 5.5.

(d)     This Section 5.5, which shall survive the Closing and shall continue for the periods specified herein, is intended to benefit any Person referenced in this Section 5.5 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.5 (whether or not Parties to this Agreement). The obligations of the Buyer under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.5 applies without the express written consent of such affected Indemnified Party (it being expressly agreed that the indemnitees to whom this Section 5.5 applies shall be third-party beneficiaries of this Section 5.5), unless such termination or modification is required by Law.

Section 5.6     Exclusivity. Between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the Seller and the Company shall not, and shall take all action necessary to ensure that none of their respective Affiliates or Representatives shall, directly or indirectly:

(a)     solicit, initiate, consider, encourage or adopt any other proposals or offers from any Person (i) relating to any direct or indirect acquisition or purchase of all or any portion of the Capital Stock or other equity or ownership interest of the Seller, Company or Acquired Entities, other than inventory or obsolete equipment to be sold in the Ordinary Course of Business consistent with past practice and, in the case of Capital Stock of the Seller, upon the redemption or exercise of Seller Warrants, Seller Options or Seller Phantom Units, (ii) to enter into any merger, consolidation or other business combination relating to the Seller, Company or Acquired Entities or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Seller, Company or Acquired Entities; or

(b)     participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Seller immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing.

Section 5.7     Amendment of Disclosure Letters.

(a)     The Buyer agrees that, with respect to representations and warranties of the Seller and the Company contained in this Agreement, the Seller and the Company shall have the continuing right (but not the obligation) until the Closing to add, supplement or amend the Seller Disclosure Letter to their respective representations and warranties with respect to any matter arising or discovered after the date hereof which, if existing at the date hereof or thereafter, would have been required to be set forth or described in such Seller Disclosure Letter. Any such additional, supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty for purposes of the termination rights contained in Section 7.1(d) or of determining whether the conditions set forth in Section 6.2 have been satisfied; provided, however, that (i) if such additional, supplemental or amended disclosures would give rise to a right of the Buyer to terminate this Agreement pursuant to Section 7.1(d), assuming (x) all other conditions set forth in Section 6.1 had been satisfied, and (y) the Closing were scheduled to occur on the date that such additional, supplemental or amended disclosures were received by the Buyer, then the Buyer shall have the right to terminate this Agreement within 15 business days of its receipt of such additional, supplemental or amended disclosure and (ii) if the Buyer does not so elect to terminate this Agreement, then the Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matters and, provided further, that after the Closing, any such supplemental, additional or amended disclosure shall be taken into account both for determining whether a breach of a representation or warranty has occurred and for determining the amount of Damages for purposes of indemnification under Article VIII. For the avoidance of doubt, any such supplemental, additional or amended disclosure shall not limit the Buyer’s right to make a Claim under, and subject to the provisions of, Article VIII for breach of representation or warranty, and such supplemental, additional or amended disclosure shall not supplement, add or amend any representation or warranty of the Seller for purposes of Article VIII.

(b)     The Seller agrees that, with respect to representations and warranties of the Buyer and the Buyer Parent contained in this Agreement, the Buyer and the Buyer Parent shall have the continuing right (but not the obligation) until the Closing to add, supplement or amend the Buyer Disclosure Letter to their respective representations and warranties with respect to any matter arising or discovered after the date hereof which, if existing at the date hereof or thereafter, would have been required to be set forth or described in such Buyer Disclosure Letter. Any such additional, supplemental or amended disclosure shall not be deemed to have cured any breach of any representation or warranty for purposes of the termination rights contained in Section 7.1(c) or of determining whether the conditions set forth in Section 6.3 have been satisfied; provided, however, that (i) if such additional, supplemental or amended disclosures would give rise to a right of the Seller to terminate this Agreement pursuant to Section 7.1(c), assuming (x) all other conditions set forth in Section 6.1 had been satisfied, and (y) the Closing were scheduled to occur on the date that such additional, supplemental or amended disclosures were received by the Seller, then the Seller shall have the right to terminate this Agreement within 15 business days of its receipt of such additional, supplemental or amended disclosure and (ii) if the Seller does not so elect to terminate this Agreement, then the Seller shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matters and, provided further, that after the Closing, any such supplemental, additional or amended disclosure shall be taken into account both for determining whether a breach of a representation or warranty has occurred and for determining the amount of Damages for purposes of indemnification under Article VIII. For the avoidance of doubt, any such supplemental, additional or amended disclosure shall not limit the Seller’s right to make a Claim under, and subject to the provisions of, Article VIII for breach of representation or warranty, and such supplemental, additional or amended disclosure shall not supplement, add or amend any representation or warranty of the Buyer and the Buyer Parent for purposes of Article VIII.

Section 5.8     Affiliate Arrangements. The Seller shall cause the accounts or contracts between an Acquired Entity, on the one hand, and the Seller, a Seller Shareholder or any Related Party of the Company, on the other hand, set forth on Schedule 5.8 of the Seller Disclosure Letter to be cancelled without any consideration or further liability to any party immediately prior to the Closing.

Section 5.9     Termination of Indebtedness. The Company and each applicable Acquired Entity shall use commercially reasonable efforts to negotiate debt payoff letters for all Indebtedness to be paid at Closing as described in Section 1.3. The Company and each applicable Acquired Entity shall deliver all notices and take all other actions reasonably requested by the Buyer to facilitate the termination of all Contracts relating to such Indebtedness, the termination of the commitments provided thereunder, the repayment in full of all obligations then outstanding thereunder (using funds provided by the Buyer) and the release of all Liens in connection therewith on the Closing Date; provided, however, that in no event shall this Section 5.9 require the Company or any of the Acquired Entities to cause the termination of any Contracts related to such Indebtedness other than as part of the Closing.

Section 5.10     Tax Matters.

(a)     Tax Returns. Except as otherwise provided in Section 5.10(g) with respect to Transfer Taxes:

(i)     The Seller shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), any and all income and franchise Tax Returns of an Acquired Entity covering a Tax period ending on or before the Closing Date that are required to be filed after the Closing Date (each, a “Seller Prepared Tax Return”), and each such Seller Prepared Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Law or fact. Subject to the indemnification obligations of the Seller pursuant to Section 8.2(e), the Buyer shall be responsible for timely paying or causing the applicable Acquired Entity to timely pay all Taxes reflected on a Seller Prepared Tax Return required to be paid by the applicable Acquired Entity to the applicable Governmental Authority.

(ii)     The Buyer shall prepare and timely file (taking into account all valid extensions), or shall cause to be prepared and timely filed (taking into account all valid extensions), any and all (A) non-income and franchise Tax Returns of an Acquired Entity covering a Tax period ending on or before the Closing Date that are required to be filed after the Closing Date, and (B) Tax Returns of an Acquired Entity covering a Tax period beginning on or before the Closing Date and ending after the Closing Date (each, a “Buyer Prepared Tax Return”), and each Buyer Prepared Tax Return shall be prepared in a manner consistent with past custom and practice except as otherwise required by applicable Law or fact. The Buyer shall provide a copy of each such Buyer Prepared Tax Return, together with all supporting documentation and workpapers, to the Seller for the Seller’s review and reasonable comment at least 30 days prior to the due date (taking into account all valid extensions) for filing such Buyer Prepared Tax Return. The Buyer shall include any reasonable comments provided in writing by the Seller to the Buyer at least five days prior to the due date (taking into account all valid extensions) for filing such Buyer Prepared Tax Return. Subject to the indemnification obligations of the Seller pursuant to Section 8.2(e), the Buyer shall be responsible for timely paying, or causing the applicable Acquired Entity to timely pay, all Taxes reflected on a Buyer Prepared Tax Return required to be paid by the applicable Acquired Entity to the applicable Governmental Authority.

(b)     Amended Tax Returns. The Buyer shall not, and shall not cause or permit any of its Affiliates, any Acquired Entity, or any of their Affiliates to, (i) amend, modify, or re-file any Tax Return of an Acquired Entity that covers a Pre-Closing Tax Period, (ii) grant an extension of any applicable statute of limitations with respect to any Tax Return of an Acquired Entity that covers a Pre-Closing Tax Period, (iii) make or change any Tax election that affects any Pre-Closing Tax Period, or (iv) take any action or position that results in any increased Tax liability (including a reduction in a refund) or reduction of any Tax attribute of an Acquired Entity with respect to Pre-Closing Tax Periods, in each case without the prior written consent of the Seller.

(c)     Determination of Straddle Period Taxes. In the case of a Straddle Period, the portion of Taxes attributable to such Straddle Period that are allocated to the Pre-Closing Tax Period of such Straddle Period shall be determined as follows:

(i)     the amount of any Taxes based on or measured by income, gains, or receipts, or any Taxes other than Property Taxes, of the Acquired Entities attributable to the Pre-Closing Tax Period of such Straddle Period will be determined based on an interim closing of the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) will be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and

(ii)     the amount of any real property, personal property, ad valorem, or similar Taxes (“Property Taxes”) of the Acquired Entities attributable to the Pre-Closing Tax Period of such Straddle Period will be deemed to be the total amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, (A) the numerator of which is the number of days in the Straddle Period up to and including the Closing Date, and (B) the denominator of which is the total number of days in such Straddle Period.

(d)     Refunds. The amount or economic benefit of any refund (whether in cash or as a credit against or offset to any Tax) of any Tax of the Acquired Entities attributable to any Pre-Closing Tax Period received by the Buyer, any Acquired Entity, or any of their respective Affiliates, but only if and to the extent such refund of Taxes exceeds the amount, if any, taken into account in the final and binding Closing Working Capital, shall be for the account of the Seller. Any such amount (including any interest received thereon) shall be paid by the Buyer to the Seller within five days after any such refund is received, credited or applied as an offset, as the case may be.

(e)     Tax Cooperation. Each party shall (and shall cause its Affiliates) to provide the other parties with such assistance as may reasonably be requested by the other such party in connection with the preparation of any Tax Return of or with respect to an Acquired Entity or during the course of any audit, investigation, or other examination by a Tax authority or any judicial or administrative proceeding relating to Taxes of or attributable to an Acquired Entity including any tax work papers or memoranda related to or addressing the Transaction Tax Deductions. Such cooperation shall include the retention and (upon the request of another party) the provision of records and information that are reasonably relevant to any such Tax Returns or audit, examination, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer agrees (i) to retain, and, following the Closing, to cause the Acquired Entities to retain, all books and records with respect to Tax matters relating to the Acquired Entities for any Tax period (or portion thereof) beginning on or before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Seller, any extensions thereof) of the respective Tax period, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the Seller reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the Seller so requests, the Buyer or such Acquired Entity, as the case may be, shall allow the Seller to take possession of such books and records. Each party further agrees, upon reasonable request by another party, to use its commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person as may be necessary to mitigate, reduce, or eliminate any Tax that could be imposed on the Seller or any Seller Shareholder, the Buyer or any Acquired Entity (including, but not limited to, with respect to the transactions contemplated hereby).

(f)     Tax Contests.

(i)     The Buyer agrees to give prompt written notice to the Seller if it or any Buyer Indemnitee receives any communication or notice with respect to any audit, review, examination, assessment, or any other administrative or judicial proceeding with the purpose or effect of re-determining Taxes of or with respect to an Acquired Entity (including any administrative or judicial review of any claim for refund) for which the Seller may be required to provide indemnification pursuant to this Agreement (a “Tax Contest”).

(ii)     The Seller shall have the right to control and defend the conduct of any Tax Contest covering any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice; provided, that (A) the Seller shall keep the Buyer reasonably informed regarding the progress and substantive aspects of the Pre-Closing Tax Contest, (B) the Buyer may monitor and observe (and retain separate counsel at its sole cost and expense to monitor and observe) the defense of the Pre-Closing Tax Contest, including, to the extent the circumstances allow, having an opportunity to review any written materials prepared in connection with the Pre-Closing Tax Contest and the right to attend any conferences relating thereto, and (C) the Seller will not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Pre-Closing Tax Contest without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed).

(iii)     The Buyer shall have the right to control and defend any Tax Contest covering any Straddle Period, any Tax Contest that is not a Pre-Closing Tax Contest, or any Pre-Closing Tax Contest for which the Seller has not assumed its right to control and defend such Pre-Closing Tax Contest as contemplated by Section 5.10(f)(ii) (an “Other Tax Contest”) with counsel (including, for the avoidance of doubt, accountants) of its choice; provided, that, with respect to any Tax items in the Other Tax Contest for which the resulting Tax liability the Seller would be required to provide indemnification pursuant to this Agreement, (A) the Buyer shall keep the Seller reasonably informed regarding the progress and substantive aspects of such Tax items in the Other Tax Contest, (B) the Seller may assume joint control and retain separate co-counsel at its sole cost and expense and participate in the defense of such Tax items in the Other Tax Contest, including having an opportunity to review and comment on any written materials prepared in connection with such Tax items in the Other Tax Contest and the right to attend and participate in any conferences relating thereto, and (C) the Buyer will not settle or consent to the entry of any order, ruling, decision, or other similar determination or finding with respect to such Tax items in the Other Tax Contest without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned, or delayed).

(g)     Transfer Taxes. Any and all transfer, sales, use, value added, excise, filing, recording, documentary, stamp, or other similar Taxes applicable to, imposed upon, or arising out of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be the responsibility of and borne by the Seller. The Seller shall at its own expense file, or cause to be filed, all necessary Tax Returns and other documentation with respect to any Transfer Taxes. The Buyer shall cooperate with the Seller in the preparation of any necessary Tax Returns and other related documentation with respect to Transfer Taxes. Each party agrees to use its commercially reasonable efforts to mitigate, reduce, or eliminate any Transfer Taxes.

(h)     Transaction Tax Deductions. Notwithstanding Section 5.10(c) or anything else contained herein to the contrary, (i) to the maximum extent permitted by applicable Law, only the Acquired Entities shall be entitled to include and claim any Transaction Tax Deductions on Tax Returns of any of the Acquired Entities covering a Pre-Closing Tax Period and (ii) any Transaction Tax Deductions shall be allocated solely to the Pre-Closing Tax Period.

(i)     No Section 338 Election. No election shall be made under Section 338 of the Code (or any similar provision under state, local, or foreign Law) with respect to the purchase of the Shares pursuant to this Agreement.

(j)     Conflict. In the event of conflict between any of the provisions of this Section 5.10 and any other provisions of this Agreement, the provisions of this Section 5.10 shall control.

Section 5.11     Further Assurances. From and after the Closing, if any further action is necessary to carry out the purposes of this Agreement, the Parties shall take such further action (including the execution and delivery of such further documents and instruments) as any Party may reasonably request, all at the sole expense of the requesting Party (except as otherwise expressly set forth in this Agreement).

Section 5.12     Retention of Books and Records. The Seller may retain a copy of any or all of the books and records relating to the Acquired Business prior to the Closing. In addition, the Buyer shall cause the Acquired Entities to retain all books, ledgers, files, reports, plans, operating records and any other material documents pertaining to the Acquired Entities in existence at the Closing that are required to be retained under current retention policies for a period of not less than seven years from the Closing Date, and to make the same available after the Closing for inspection and copying by the Seller or its Representatives at the Seller’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice.

Section 5.13     Contact with Customers and Suppliers. Until the Closing Date, the Buyer shall not, and shall cause its Affiliates and direct its other Representatives not to, contact or communicate with the employees, customers, suppliers, distributors or licensors of the Acquired Entities, or any other Persons having a business relationship with the Acquired Entities, concerning the transactions contemplated hereby or any of the foregoing relationships without the prior written consent of the Seller.

Section 5.14     Prior Knowledge. The representations, warranties, covenants, agreements and conditions of the Seller under this Agreement shall not be affected or deemed waived for any purpose under this Agreement by reason of any investigation made by or on behalf of the Buyer (including by any of its Representatives) or by reason of the fact that the Buyer or any of its Representatives knew or should have known of such breach or of the threat of such breach or the circumstances giving rise to such breach; and the claims and recourse of the Buyer or any Buyer Indemnitee against the Seller or its respective directors, officers, employees, Affiliates, controlling persons, agents, advisors or Representatives with respect to a breach under Article VIII of this Agreement or otherwise, shall not be impacted, by reason of any investigation made by or on behalf of the Buyer or its Representatives or by reason of the fact that the Buyer or any of its Representatives knew or should have known of such breach or of the threat of such breach or the circumstances giving rise to such breach.

Section 5.15     Employee Matters.

(a)     The Buyer will cause the Acquired Entities, as applicable, to continue to employ immediately after the Closing all of the then-current Company Employees (including such persons on disability or leave of absence, whether paid or unpaid) (the “Continuing Employees”); provided, however, that the foregoing does not give any person the right to be employed or restrict in any way the right of the Buyer to terminate any person’s employment.

(b)     For the one-year period beginning on the Closing Date, the Buyer shall cause the Acquired Entities or any successor or Affiliate of the Buyer that employs any of the Continuing Employees to provide base salary and bonus and other incentive compensation opportunity at least as favorable as the base salary and bonus and other incentive compensation opportunity that each Continuing Employee was entitled to receive immediately before the Closing Date and employee benefits that in the aggregate are at least as favorable as the employee benefits provided to each Continuing Employee immediately before the Closing Date. Notwithstanding the foregoing, the Buyer shall provide to any Continuing Employee whose employment is terminated for reasons other than cause during the one-year period beginning on the Closing Date with severance payments at least as favorable as the severance payments for which such Continuing Employee would have been eligible for a termination of employment immediately before the Closing Date.

(c)     Each Continuing Employee shall be given credit for all service with the Acquired Entities and their respective predecessors under any employee benefit plan, program or arrangement of the Buyer or its Affiliates in which such Continuing Employee is eligible to participate, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by the Buyer or its Affiliates for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the same extent as if such service had been performed for the Buyer or any of its Affiliates. In the event of any change in the welfare benefits provided to Continuing Employees following the Closing and in the plan year in which the Closing occurs, the Buyer shall, and shall cause the Acquired Entities to, as applicable, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any such welfare plan provided to the Continuing Employees, except to the extent that such conditions, exclusions or waiting periods would apply in the absence of such change, and (ii) provide each Continuing Employee with credit, in the calendar year in which the Closing occurs, for any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out of pocket requirements after such change. Following the Closing, each Continuing Employee will be eligible to use any accrued but unused vacation or other paid time off benefits in place as of the Closing.

(d)     Notwithstanding anything in this Section 5.15 or otherwise in this Agreement to the contrary, no provision of this Agreement is intended to, or does, constitute the establishment or adoption of, or amendment to, any employee benefit plan (within the meaning of Section 3(3) of ERISA), and no person shall have any claim or cause of action, under ERISA or otherwise, in respect of any provision of this Agreement as it relates to any such employee benefit plan or otherwise.

(e)     The Buyer and Seller acknowledge and agree that the terms set forth in this Section 5.15 shall not (i) create any right in any person to any continued employment with Buyer (except as may be set forth in an Employment Agreement entered into by such person and Buyer) or (ii) limit the right of Buyer to terminate any person or to change the terms and conditions of his or her respective Employment Agreement (except as provided in Section 5.15(b) and Section 5.15(c) or as may be set forth in an Employment Agreement entered into by such person and Buyer).

Section 5.16     No Ongoing or Transition Services. At the Closing, all data processing, accounting, insurance, banking, personnel, legal, tax, communications, information technology, human resources, health, safety and environment and corporate and other products and services (i) provided to the Acquired Business by the Seller or any of its Affiliates or (ii) provided to the Seller or any of its Affiliates by the Acquired Entities, including any agreements or understandings (written or oral) with respect thereto, will terminate.

Section 5.17     Non-Competition; Non-Solicitation.

(a)     In consideration of the payment and delivery of the Total Consideration, and to further induce the Buyer to enter into this Agreement, each of the Seller, the Individual Shareholders and the Management Shareholders, on behalf of itself only, agrees that, for a period commencing on the Closing Date and continuing for a period of three years from the Closing Date, it will not directly or indirectly, either acting on its own behalf or through or in connection with any Person, engage in, invest in or derive any profit from the Restricted Activities.

(b)     Each of the Seller, the Individual Shareholders and the Management Shareholders, on behalf of itself only, acknowledges and agrees that the covenants and restrictions contained in this Section 5.17 are an essential element of the Buyer’s agreeing to acquire the Shares and pay and deliver the Total Consideration as set forth herein, and that the Buyer would not have done so but for the agreement by the Seller to comply with the terms and provisions of this Section 5.17.

(c)     Each of the Seller, the Individual Shareholders and the Management Shareholders, on behalf of itself only, hereby agrees that the geographic and business scope and the duration of the covenants and restrictions in this Section 5.17 are fair and reasonable. However, if any provision of this Section 5.17 is held to be invalid or unenforceable by reason of the geographic or business scope or duration thereof, the court or other tribunal is hereby directed to construe and enforce this Section 5.17 as if the geographic or business scope or the duration or such provision has been more narrowly drawn as so not to be invalid or unenforceable, and such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement.

(d)     For purposes of this Section 5.17, the term “Restricted Activities” means the business of (i) the research, development and manufacture of products which perform substantially the same function with respect to downhole oil and gas production as the products marketed by, or a prospective or planned product of, the Company as of the Closing Date, which specifically, includes fracplugs, sliding sleeves, plugging and abandonment tools, and perforating tools, (ii) the engineering and testing of ballistic systems used in perforated completions and (iii) the evaluation of hostile environment evaluations for completion systems, all within a 100-mile radius of the locations set forth in Section 5.17 of the Seller Disclosure Letter.

Section 5.18     Release. Subject to the limitations set forth in the last sentence of this Section 5.18, the Seller and each of the Seller Shareholders hereby unconditionally and irrevocably releases and forever discharges, effective contingent upon, as of and forever after the Closing, to the fullest extent applicable Law permits, the Buyer and all past, present and future Affiliates of the Buyer (including the Company) and all past, present and future Representatives of the Buyer and such Affiliates (each a “Released Party”) from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever (collectively, “Pre-Closing Claims”) against each of the Acquired Entities, based on any agreement or understanding or act or failure to act (including any act or failure to act that constitutes ordinary or gross negligence or reckless or willful, wanton misconduct), misrepresentation, omission, transaction, fact, event or other matter occurring prior to the Closing (whether at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, “Pre-Closing Matters”), including: (i) claims by the Seller or a Seller Shareholder with respect to repayment of loans or indebtedness; (ii) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which the Seller or a Seller Shareholder is a party; and (iii) claims by the Seller or a Seller Shareholder with respect to dividends, violation of preemptive rights, the Seller’s or a Seller Shareholder’s status as an officer, director, manager or equityholder of an Acquired Entity or otherwise (but, in each case, excluding any and all claims in respect of (A) accrued and unpaid cash compensation owing to such Seller at the rates or in the amounts, as the case may be, set forth in the list described on Section 3.14(a) of the Seller Disclosure Letter and (B) benefits accrued under each Plan, the existence of which is disclosed on Section 3.14(b) of the Seller Disclosure Letter). The Seller and each of the Seller Shareholders also agrees not to file or bring any Claim on the basis of or respecting any Pre-Closing Claim concerning any Pre-Closing Matter against any Released Party. The Seller and each of the Seller Shareholders (i) acknowledges that it fully comprehends and understands all the terms of this Section 5.18 and their legal effects and (ii) expressly represents and warrants that (A) it is competent to effect the release made in this Section 5.18 knowingly and voluntarily and without reliance on any statement or representation of any Released Party or its Representatives and (B) it had the opportunity to consult with an attorney of its choice regarding this Section 5.18. This Section 5.18 shall not constitute a release of claims with respect to (1) the rights of the Seller or the Seller Shareholders under this Agreement or any Transaction Document, including payments to the Seller of the consideration, whether in stock or cash, to which the Seller is entitled pursuant to the terms and conditions of this Agreement, (2) if the Seller or a Seller Shareholder is an officer or manager of the Company or an Acquired Entity, any claims that the Seller or Seller Shareholder may have for indemnification under (x) any insurance policy available to the Seller or the Seller Shareholder at the Closing or (y) the Company’s organizational documents, provided that the basis for such indemnification claim does not arise from a breach of the Seller’s or the Company’s representations and warranties in this Agreement and (3) any claims arising out of or in connection with any Seller Shareholder’s employment with the Company or the cessation of that employment. Notwithstanding the foregoing, nothing in this Agreement shall prohibit any Company Employees from reporting possible violations of federal Law to any Governmental Authority or making other disclosures that are protected under whistleblower provisions of Law.

Section 5.19     Required Company Information; Cooperation.

(a)     Prior to the Closing, the Company shall use commercially reasonable efforts to provide to Buyer and Buyer Parent the following: (a) audited annual financial statements of the Company and its Subsidiaries for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and unaudited interim financial statements of the Company and its Subsidiaries for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date, in such form as is reasonably acceptable to Buyer Parent, together with any required report of the Company’s independent auditors with respect to such audited financial statements and the consent of such auditor to include its report in Buyer’s filings with the SEC; and (b) such other information (financial or otherwise) regarding the Seller, the Company and its Subsidiaries which is relevant under applicable securities Laws to enable Buyer Parent to (i) prepare pro forma financial statements in accordance with applicable securities Laws, including Article 11 of Regulation S-X under the Securities Act (assuming the consummation of the Acquisition has occurred) (the financial statements and other information described in clauses (a) and (b)(i) of this Section 5.19, the “Required Information”), and (ii) file a resale shelf registration statement required by the Registration Rights Agreement. In connection with the foregoing, the Seller and the Company shall provide reasonable assistance to the Buyer (including directing counsel and independent auditors to cooperate with the Buyer’s counsel and independent auditors) to enable Buyer Parent to file a Form 8-K required by applicable securities Laws and resale shelf registration statement required by the Registration Rights Agreement in accordance with the time frames required by applicable securities Laws or the Registration Rights Agreement, as applicable.

(b)     Prior to the Closing, the Company, at the sole cost and expense of the Buyer, shall use commercially reasonable efforts to cause its outside auditor to review the Company’s financial statements for the nine-month periods ended September 30, 2016 and 2017 and the three-month period ended September 30, 2017, in accordance with AU Section 722 in order to permit the inclusion by Buyer Parent of such outside auditor’s report with respect to the Audited Financial Statements in Buyer Parent’s Form 8-K following the Closing.

Section 5.20     Financing Cooperation.

(a)     Prior to Closing, upon the reasonable request of Buyer Parent, each of the Seller and the Company shall, and shall cause its Subsidiaries to, and shall use commercially reasonable efforts to cause its and their respective officers, employees and other Representatives who are not its officers or employees to, in each case, use commercially reasonable efforts to cooperate with Buyer Parent in connection with any Financing, including any offering of securities, requested repayment or refinancing of Indebtedness, and such commercially reasonable efforts shall include: (i) causing management teams of Seller and the Company, with appropriate seniority and expertise, at reasonable times and upon reasonable advance notice, to participate in meetings, rating agency presentations, due diligence sessions and road shows, if any; (ii) providing information with respect to the Company and its Subsidiaries to Buyer Parent and its Representatives (including any financing sources) as reasonably requested by Buyer Parent; (iii) preparing and furnishing to Buyer Parent on a timely basis the Required Information, which shall be prepared in accordance with applicable securities Laws, and other financial data and such other financial information concerning the Company and its Subsidiaries as reasonably requested by Buyer Parent; (iv) assisting in the preparation of offering memoranda, private placement memoranda, prospectuses, prospectus supplements, bank confidential information memoranda, rating agency presentations, marketing materials (within the meaning of applicable securities Laws) and similar documents (each an “Offering Document”); (v) (A) using commercially reasonable efforts to cause the relevant accountants of the Company and its respective Subsidiaries to cooperate with Buyer Parent, including by participating in drafting sessions and accounting due diligence sessions, and using its reasonable best efforts to obtain the consent of, and customary comfort letters from, such accountants to the extent required in connection with any offering of securities by Buyer Parent if necessary for Buyer Parent’s use of financial statements of the Company or its Subsidiaries on a timely basis and (B) cooperating with customary due diligence requests by Buyer Parent or any financing sources and their respective legal counsels and cooperating with Buyer Parent’s legal counsel in connection with any legal opinions that such counsel may be required to deliver in connection with any Financing; (vi) furnishing promptly all documentation and other information required by any Governmental Authority or as reasonably requested by any financing source under applicable “know your customer,” anti-bribery and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested not less than five business days prior to the delivery thereof by such financing source or the Buyer; (vii) in connection with any Financing, executing and delivering any definitive financing documents as reasonably requested by Buyer Parent and delivering such officer’s certificates as are customary in financings of such type and as are, in the good faith determination of the persons executing such officer’s certificates, accurate; (viii) causing the taking of any corporate, limited liability company or partnership actions, as applicable, by the Seller, the Company or their Subsidiaries reasonably necessary to permit the completion of any Financing; and (ix) seeking to obtain customary payoff letters, lien terminations and releases and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness and release of Liens contemplated by any repayment or refinancing of such Indebtedness to be paid off, discharged and terminated on the Closing Date. If at any time any information in any Offering Document should be discovered by the Seller or the Company or any of its Representatives that should be set forth in an amendment or supplement to such Offering Document, so that such Offering Document shall not contain an untrue statement of a material fact, omit to state a material fact that is required to be stated therein or omit to state a material fact that is necessary to be stated therein in order for a statement not to be misleading, the Seller and the Company shall promptly notify Buyer Parent thereof and provide any such information to be set forth in such amendment or supplement.

(b)     Nothing in Section 5.20(a) shall require Seller or the Company to (i) take any action to the extent that it would unreasonably interfere with its ongoing business or operations, (ii) encumber any of its assets or properties prior to the Closing, (iii) take any action that would result in the breach of any agreement to which it is a party, (iv) enter into any agreement or document related to any Financing that would be effective prior to the Closing or (v) pay any commitment or other fees or incur any liability unless promptly reimbursed in accordance with Section 5.20(c) or reasonably satisfactorily indemnified by the Buyer Parent therefor.

(c)     Buyer Parent shall (i) promptly upon request by Seller, reimburse it for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Seller, the Company or any of their Subsidiaries in connection with providing the assistance contemplated by this Section 5.20 and (ii) indemnify and hold harmless Seller, the Company and their respective Affiliates from and against any losses, damages, obligations or liabilities suffered or incurred in connection with any Financing, any such cooperation pursuant to this Section 5.20 or any information used in connection therewith (other than historical information relating to the Acquired Entities provided by the Seller or its Subsidiaries in writing for the purposes of arranging the Financing), except to the extent such losses, damages, obligations or liabilities are the direct result of the gross negligence or willful misconduct of the Seller, the Company or any of its and their Subsidiaries or Representatives).

(d)     For the avoidance of doubt, the consummation of any Financing shall not be a condition to the Buyer’s obligation to consummate the Acquisition and to take the other actions required by this Agreement at Closing.

Section 5.21     Name Change. Promptly after the Closing Date, the Seller shall execute and file such documents as may be required to change the name of the Seller to a new corporate name wholly dissimilar to its current name and the name of the Company and any variations or derivations thereof, and will, promptly following the Closing, (i) file the amendments to such Organizational Documents to reflect such name change and provide proof of each such filings to the Buyer and (ii) cease using such name in printed materials, signage, websites or similar identifying material.

Section 5.22     Seller Options and Seller Phantom Units. The Seller shall not issue, or permit the issuance of, any additional Seller Options or any additional Seller Phantom Units prior to the Closing, and, effective as of the Closing, shall terminate, or cause the termination of, the plans pursuant to which the Seller Options and the Seller Phantom Units were issued.

Section 5.23     Lease Estoppels.

(a)     The Seller shall acquire and deliver to the Buyer, at or prior to Closing, fully and duly executed Lease Estoppels substantially in the form attached hereto as Exhibit D from each landlord who is an Affiliate of an Acquired Entity, the Seller, or any Seller Shareholder for each of the leased real properties as set forth on Section 5.23(a) of the Seller Disclosure Letter (collectively, the “Lease Estoppels”).

(b)     Prior to the Closing, with respect to each of the leased real properties set forth on Section 5.23(b) of the Seller Disclosure Letter that is leased from a Person who is not an Affiliate of an Acquired Entity, the Seller, or any Seller Shareholder, the Company shall use commercially reasonable efforts to obtain a fully and duly executed lease estoppel substantially in the form attached hereto as Exhibit D from each such landlord for each such property and shall promptly deliver each such lease estoppel that is obtained from an unaffiliated landlord to the Buyer.

Article VI
CONDITIONS TO OBLIGATIONS TO CLOSE

Section 6.1     Conditions to Obligation of Each Party to Close. The respective obligations of each Party to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing Date of the following conditions:

(a)     Regulatory Approvals. The waiting period and any extensions thereof applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or terminated or early termination or approval shall have been granted;

(b)     No Injunctions. There shall not be in effect any final non-appealable order by a Governmental Authority of competent jurisdiction restraining, enjoining, having the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the consummation of the Acquisition; and

(c)     No Illegality. No Law shall have been enacted, entered, promulgated, issued, adopted, decreed or otherwise implemented and remain in effect that prohibits or makes illegal consummation of the Acquisition.

Section 6.2     Conditions to the Buyer’s Obligation to Close. The obligations of the Buyer to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. (i) Other than the Seller Fundamental Representations and Company Fundamental Representations covered by clause (ii) below, each of the representations and warranties of the Seller contained in Article II and of the Company in Article III shall be true and correct in all respects (in the case of a representation or warranty qualified by “material,” “materiality” or “Seller Material Adverse Effect” and Section 3.8(b)) or in all material respects (in the case of any representation or warranty not qualified by “material,” “materiality” or “Seller Material Adverse Effect” other than Section 3.8(b)) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), except where the failure of the representations and warranties referenced in this clause (i) to be so true and correct has not had, or would not reasonably be expected to result in, a Seller Material Adverse Effect, and (ii) each of the Seller Fundamental Representations and Company Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period);

(b)     Covenants and Agreements. The Seller and the Company shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by them at or prior to Closing;

(c)     Key Employees. Subject to the Buyer’s compliance with its covenants set forth in Section 5.15, no Key Employee shall have provided notice of his intent to resign or not to continue or assume employment as of the Closing Date;

(d)     Certificates. The Buyer shall have received certificates, dated as of the Closing Date and signed on behalf of the Seller by a director of the Seller and on behalf of the Company by an officer of the Company, as applicable, stating that the conditions specified in Section 6.2(a) and Section 6.2(b) with respect to the Seller and the Company, respectively, have been satisfied; and

(e)     Miakoda Property LP Real Estate. The Buyer shall have been granted an option by Miakoda Property LP to acquire from Miakoda Property LP within three years after the Closing Date real estate currently leased by Miakoda Property LP to the Company, consisting of approximately 184.9 acres located at 10500 W. Interstate 20 and approximately 10 acres located at 386 Meeks Bend Road (collectively, the “Miakoda Properties”) at a price of (x) $5,350,000 and (y) $550,000 plus any out-of-pocket costs to make improvements to the warehouses (including any office space contained therein) located thereon, respectively. The option described in the preceding sentence does not include the sale of any associated mineral rights or interests in the Miakoda Properties, 100% of which will be retained by Miakoda Property LP.

Section 6.3     Conditions to the Seller’s Obligation to Close. The obligations of the Seller to consummate the Acquisition and to take the other actions required by this Agreement at the Closing shall be subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)     Representations and Warranties. (i) Other than the Buyer Fundamental Representations covered by clause (ii) below, each of the representations and warranties of the Buyer contained in Article IV shall be true and correct in all respects (in the case of a representation or warranty qualified by “material,” “materiality” or “Buyer Material Adverse Effect”) or in all material respects (in the case of any representation or warranty not qualified by “material,” “materiality” or “Buyer Material Adverse Effect”) as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period), except where the failure of the representations and warranties referenced in this clause (i) to be so true and correct has not had, or would not reasonably be expected to result in, a Buyer Material Adverse Effect, and (ii) the Buyer Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date with the same effect as though made at and as of the Closing Date (except for representations and warranties that are expressly made as of a specific date or period, which shall be true and correct as of such specific date or period);

(b)     Covenants and Agreements. The Buyer shall have performed and complied in all material respects with all agreements, covenants and obligations required by this Agreement to be performed or complied with by it at or prior to Closing; and

(c)     Officer’s Certificate. The Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of the Buyer by an officer of the Buyer, stating that the conditions specified in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4     Frustration of Closing Conditions. Neither the Seller nor the Buyer may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3 to be satisfied, as the case may be, if such failure was caused by such Party’s failure to perform any covenant or obligation required by this Agreement to be performed or complied with by it at or prior to Closing.

Article VII
TERMINATION

Section 7.1     Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing only:

(a)     by mutual written consent of the Seller and the Buyer;

(b)     by either the Seller or the Buyer, if:

(i)     the Closing shall not have occurred on or before March 12, 2018 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a Party (or its respective Affiliates) if the failure of such Party or its respective Affiliates to perform any of its or their obligations under this Agreement has caused, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated on or before such date; or

(ii)     any order issued, or Law enacted, entered or promulgated, by a Governmental Authority permanently restrains, enjoins or prohibits or makes illegal the consummation of the Acquisition in a manner that would give rise to the failure of a condition set forth in Section 6.1(b) or Section 6.1(c), and such order becomes effective, final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used commercially reasonable efforts to oppose such order or Law in accordance with the provisions of Section 5.4;

(c)     by the Seller if the Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) if continuing on the Closing Date and (ii) has not been cured and cannot reasonably be cured prior to the Outside Date; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this paragraph (c) if the Seller or the Company is then in breach of any representation, warranty, covenant or other agreement contained in this Agreement if such breach would give rise to the failure of a condition set forth in Section 6.2 if continuing on the Closing Date;

(d)     by the Buyer if the Seller or the Company shall have breached any of their respective representations, warranties, covenants or agreements contained in this Agreement, and such breach (i) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) if continuing on the Closing Date and (ii) has not been cured and cannot reasonably be cured prior to the Outside Date; provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this paragraph (d) if it is then in breach of any representation, warranty, covenant or agreement contained in this Agreement if such breach would give rise to the failure of a condition set forth in Section 6.3 if continuing on the Closing Date;

(e)     by the Buyer in accordance with the terms and conditions set forth in Section 5.7(a); or

(f)     by the Seller in accordance with the terms and conditions set forth in Section 5.7(b).

Section 7.2     Procedure for Termination. In the event of termination of this Agreement pursuant to Section 7.1, written notice thereof shall immediately be given by the Seller or the Buyer to the other, as applicable, and, except as provided in this Section 7.2, this Agreement shall forthwith terminate and shall become null and void and of no further effect, and the transactions contemplated by this Agreement shall be abandoned without further action by the Seller, the Company or the Buyer. If this Agreement is terminated under Section 7.1:

(a)     each Party shall treat all documents, work papers and other materials of the other Party relating to the transactions contemplated by this Agreement, whether obtained before or after the execution of this Agreement, in accordance with the obligations set forth in the Confidentiality Agreement;

(b)     all filings, applications and other submissions made pursuant hereto shall, at the discretion of the Seller, and to the extent practicable, be withdrawn from the agency or other person to which made; and

(c)     there shall be no liability or obligation under this Agreement on the part of the Seller, the Company or the Buyer or any of their Affiliates or any of their respective Representatives, except (i) that nothing in this Section 7.2 shall relieve any Party from liability for Fraud, a willful breach hereof or willful failure to perform its obligations hereunder and (ii) the provisions of Section 5.1(c), this Section 7.2 and Article VIII shall survive any such termination. For the avoidance of doubt, and without limiting the foregoing, any failure of the Buyer or the Seller to close the Acquisition following the satisfaction or waiver of such Parties’ conditions to closing set forth in Article VI shall be considered a willful breach by the applicable Parties of such Parties’ covenants hereunder.

Article VIII
SURVIVAL; INDEMNIFICATION;
LIMITATIONS ON INDEMNIFICATION AND CLAIMS

Section 8.1     Survival.

(a)     The representations and warranties of each of the Seller, the Company and the Buyer contained in this Agreement shall survive the Closing Date until 5:00 p.m. Fort Worth, Texas time on the date that is 18 months following the Closing Date, except that the Seller Fundamental Representations, the Company Fundamental Representations, the representations and warranties of the Company set forth in Section 3.17 and the Buyer Fundamental Representations shall survive the Closing Date until 5:00 p.m., Fort Worth, Texas time, on the date that is three years following the Closing Date, whereupon in each case such representations and warranties will terminate and expire (such applicable periods referred to above, the “Survival Period”). The Parties intend to control for the length of the statute of limitations by specifying the survival periods in this Agreement. This Section 8.1 shall not limit any covenant or agreement in this Agreement which contemplates performance after the Closing; provided that the covenants in Section 5.10 shall survive the Closing Date only until 5:00 p.m., Fort Worth, Texas time, on the date that is three years following the Closing Date, whereupon such covenant will terminate and expire.

(b)     Following the expiration of the applicable Survival Period, no Claim will or may be made or prosecuted through a Proceeding or otherwise, and no indemnification will or may be sought under this Article VIII, by any Person who would have been entitled to Damages under this Agreement or to indemnification under this Article VIII on the basis of that representation and warranty prior to its termination and expiration, unless the Party seeking indemnification hereunder delivers a valid Claim Notice to the other Party or Parties, as applicable, prior to the expiration of the applicable Survival Period.

(c)     Notwithstanding anything to the contrary in the foregoing, nothing in this Section 8.1 will limit or otherwise restrict in any respect any claim for Fraud.

Section 8.2     Indemnification of the Buyer Indemnitees. Subject to the applicable provisions of this Article VIII, from and after the Closing, the Seller shall indemnify and hold harmless each Buyer Indemnitee against all Third-Party Claims and all Damages that arise from, are based on or relate or otherwise are attributable to, without duplication (each such Third-Party Claim or Damage referred to in clauses (a) through (g) below being a “Buyer Indemnified Loss”): (a) any breach of any representations and warranties of the Seller set forth in Article II of this Agreement (but in any event with respect to this Section 8.2(a), disregarding any qualifications as to “materiality,” “Seller Material Adverse Effect,” “material adverse effect” or words of similar import contained in any such representation or warranty for purposes of determining both a breach and the amount of any Damages); (b) any breach or nonfulfillment of any covenant or agreement on the part of the Seller under this Agreement; (c) any breach of any representations and warranties of the Company set forth in Article III of this Agreement (but in any event with respect to this Section 8.2(c), disregarding any qualifications as to “materiality,” “Seller Material Adverse Effect,” “material adverse effect” or words of similar import contained in any such representation or warranty for purposes of determining both a breach and the amount of any Damages); (d) any breach or nonfulfillment of any covenant or agreement on the part of the Company under this Agreement that by its terms is to be performed by the Company at or prior to the Closing; (e) (i) any and all Taxes imposed on the Acquired Entities for any Pre-Closing Tax Period (as determined in accordance with Section 5.10(c) for Straddle Periods) and (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Acquired Entities (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign Law, and (iii) any and all Taxes of any Person (other than the Acquired Entities) imposed on any of the Acquired Entities as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing; provided, however, (x) only if and to the extent that such Taxes are not taken into account in the final and binding Closing Working Capital, Closing Indebtedness, or Transaction Expenses, and (y) the Buyer Indemnitees shall not be indemnified and held harmless from and against any Damages incurred as a result of or relating to any Taxes arising from transactions occurring on the Closing Date after the Closing outside the Ordinary Course of Business; (f) any (i) Transaction Expenses to the extent not paid pursuant to Section 1.3(b) or Section 1.4 and (ii) Indebtedness incurred by the Company prior to the Closing to the extent not paid pursuant to Section 1.3(a) or Section 1.4, in the case of (i) and (ii), to the extent that a valid Claim Notice is made to the Seller on or before the date that is one year following the Closing Date; and (g) if a valid Claim Notice is made to the Seller on or before the date that is 18 months following the Closing Date, the Specified Matters. Any assignment by the Seller of its rights or obligations pursuant to this Agreement shall not relieve the Seller of its liabilities or obligations under this Agreement. The indemnification provisions in this Section 8.2 are expressly intended to apply notwithstanding the negligence or gross negligence (whether sole, concurrent, active or passive) or strict liability or illegal conduct on the part of the Buyer Indemnitees or whether Damages are asserted in contract, quasi-contract, breach of representation and warranty (express or implied), personal injury or other tort, under law or otherwise.

Section 8.3     Indemnification of the Seller Indemnitees. Subject to the applicable provisions of this Article VIII, from and after the Closing, the Buyer will indemnify and hold harmless each Seller Indemnitee against all Third-Party Claims and all Damages that arise from, are based on or relate or otherwise are attributable to, without duplication: (a) any breach by the Buyer or Buyer Parent of its representations and warranties set forth in Article II (but in any event with respect to this Section 8.3, disregarding any qualifications as to “materiality,” “Buyer Material Adverse Effect,” “material adverse effect” or words of similar import contained in any such representation or warranty for purposes of determining both a breach and the amount of any Damages); or (b) any breach or nonfulfillment of any covenant or agreement on the part of the Buyer or Buyer Parent and, from and after the Closing, the Acquired Entities under this Agreement (each such Third-Party Claim or Damage referred to in this sentence being a “Seller Indemnified Loss”). Any assignment by the Buyer of its rights or obligations pursuant to this Agreement shall not relieve the Buyer of its liabilities or obligations under this Agreement. The indemnification provisions in this Section 8.3 are expressly intended to apply notwithstanding the negligence or gross negligence (whether sole, concurrent, active or passive) or strict liability or illegal conduct on the part of the Seller Indemnitees or whether Damages are asserted in contract, quasi-contract, breach of representation and warranty (express or implied), personal injury or other tort, under law or otherwise.

Section 8.4     Conditions of Indemnification.

(a)     All Claims for indemnification under Section 8.2 or Section 8.3 shall be asserted and resolved as this Section 8.4 provides.

(b)     In the event a Party (an “Indemnified Party”) (i) believes in good faith that it has suffered or incurred Damages or (ii) learns of or receives notice of any commencement of any Proceeding, the written assertion of any Third-Party Claim or the imposition of any penalty, assessment or judgment, in each case for which indemnity may be sought pursuant to Section 8.2 or Section 8.3, and such Party intends to seek indemnity from another Party (the “Indemnifying Party”) pursuant to Section 8.2 or Section 8.3, such Indemnified Party shall provide the Indemnifying Party (or, if the Indemnifying Party is the Seller, the Seller) with written notice describing the Claim in reasonable detail (a “Claim Notice”) of such Proceeding, Third-Party Claim, penalty, assessment or judgment promptly (and in no event later than 30 days) after the Indemnified Party learns of or receives notice of such Proceeding, Third-Party Claim, penalty, assessment or judgment; provided, however, that any Claim Notice must be received by the Indemnifying Party (or, if the Indemnifying Party is the Seller, the Seller) prior to the expiration of the applicable Survival Period. Each Claim Notice shall describe, with as much detail as is reasonably practicable, the basis of the Third-Party Claim, a copy of all papers served with respect to that Claim (if any) and all other material written evidence thereof, an estimate of the amount of damages attributable to that Claim to the extent feasible (which estimate will not be conclusive of the final amount of that Claim) and the basis for the Indemnified Party’s request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice will not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third-Party Claim (i) unless the Indemnified Party fails to deliver a valid Claim Notice prior to expiration of the applicable Survival Period or (ii) unless and only to the extent that the Indemnifying Party is materially prejudiced thereby.

(c)     Upon receipt of a Claim Notice from an Indemnified Party with respect to a Third-Party Claim, the Indemnifying Party may elect to assume and control the defense of any such Third-Party Claim or any Proceeding resulting therefrom. After notice from the Indemnifying Party to the Indemnified Person of its election to assume and control the defense of a Third-Party Claim or any Proceeding resulting therefrom, the Indemnifying Party shall not, so long as the Indemnifying Party diligently conducts such defense, be liable to the Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim. In the event that an Indemnifying Party assumes the defense of a Third-Party Claim, then the Indemnifying Party will have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party, and the Indemnified Party will furnish the Indemnifying Party with all information in its possession, custody or control with respect to such Third-Party Claim and otherwise cooperate fully with the Indemnifying Party in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of such Third-Party Claim, including by providing the party with all reasonably requested information and reasonable access to employees and officers (including as witnesses) and the right to inspect and copy documents and records or other information; provided, however, the Indemnifying Party will not consent to any judgment or enter into any settlement with respect to any Third-Party Claim that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a full and unconditional release from all liability in respect of such claim or litigation. Neither the Indemnifying Party nor the Indemnified Party shall settle, compromise or make any other disposition of any Third-Party Claim which would or might result in any liability to the Indemnified Party or the Indemnifying Party, respectively, under this Article VIII without the written consent of such other Party (which shall not be unreasonably withheld, delayed or conditioned) unless the sole relief provided is monetary damages that are paid in full by the Party agreeing to such settlement, compromise or disposition. All costs and expenses incurred by the Indemnifying Party in defending any Third-Party Claim shall be counted in calculating the amounts set forth in Section 8.7(a) if the Third-Party Claim relates to a matter to which Section 8.7(a) applies. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim the Indemnifying Party controls under this Section 8.4(c) and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised in writing by outside counsel that there is a conflict of interest which renders it inadvisable for one firm to represent the Indemnified Party and the Indemnifying Party, then the Indemnified Party may employ separate counsel at the reasonable expense of the Indemnifying Party (provided, that such counsel is limited to one separate firm of attorneys, in addition to one local counsel firm), and, on its written notification of that employment, the Indemnifying Party will not have the right to assume or continue the defense of that action on behalf of the Indemnified Party. The provisions of this Section 8.4(c) shall not apply to Tax Contests, which shall be governed by the provisions of Section 5.10(f).

(d)     If the Indemnifying Party (i) elects not to defend the Indemnified Party under this Article VIII or (ii) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party under Section 8.4(c), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third-Party Claim by all appropriate proceedings, which proceedings the Indemnified Party must promptly and vigorously prosecute to a final conclusion or settle. The Indemnified Party will have full control of such defense and proceedings; provided, however, the Indemnified Party will not enter into any settlement with respect to any Third-Party Claim that would result in payment of an amount for which the Indemnifying Party would be liable under this Article VIII without the prior consent of that Indemnifying Party (which consent shall not be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, if it is determined that the Indemnifying Party does not have liability to the Indemnified Party under this Article VIII, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense under this Section 8.4 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses of that litigation. The Indemnifying Party may participate in, but not control, any defense or settlement the Indemnified Party controls under this Section 8.4(d), and the Indemnifying Party will bear its own costs and expenses with respect to that participation. The provisions of this Section 8.4(d) shall not apply to Tax Contests, which shall be governed by the provisions of Section 5.10(f).

Section 8.5     Payments by an Indemnifying Party. Payments of all amounts owing by an Indemnifying Party under this Article VIII relating to a Third-Party Claim will be made within 30 days after the latest of (a) the settlement of that Third-Party Claim, (b) the expiration of the period for appeal of a final adjudication of that Third-Party Claim or (c) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of that Third-Party Claim.

Section 8.6     Procedures for Direct Claims.

(a)     Except as otherwise may be ordered by a court of competent jurisdiction and notwithstanding anything herein to the contrary, the Buyer Indemnitees and the Seller Indemnitees shall bear their own costs, including counsel fees and expenses, incurred in connection with direct claims for indemnification against the Buyer or the Seller, respectively, hereunder that are not based upon Third-Party Claims (“Direct Claims”). The Indemnifying Party shall have 60 days after its receipt of a Claim Notice with respect to a Direct Claim to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such 60-day period, the Indemnifying Party shall be deemed to have rejected such Direct Claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. The Indemnified Party shall allow the Indemnifying Party and its representatives to investigate the matter or circumstance alleged to have given rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by making available such reasonably requested information and assistance (including reasonable access to the premises and personnel of the Acquired Entities and the right to inspect and copy any accounts, documents, records or other information) of the Acquired Entities as the Indemnifying Party or any of its representatives may reasonably request.

(b)     Payments of all amounts owing by a Party pursuant to Section 8.6(a) will be made within 30 days after the settlement, agreement or expiration of the period for appeal of a final adjudication of such Party’s liability with respect to such amount under this Agreement.

Section 8.7     Certain Limitations on Indemnification for Third-Party Claims and Direct Claims.

(a)     No indemnification shall be made by the Seller pursuant to Section 8.2(a), Section 8.2(c) or Section 8.2(d) (i) unless such individual Buyer Indemnified Loss or series of related Buyer Indemnified Losses exceeds the Threshold Amount (and any such Losses relating to or arising out of any individual event, matter or occurrence, or series of related events, matters or occurrences for an amount less than or equal to the Threshold Amount shall not be considered “Losses” for purposes of this Agreement and shall be excluded from the calculation of Losses for purposes of determining whether or not Losses exceeding the Deductible has occurred for purposes of Section 8.7(a)(ii), but the amount of any Losses relating to or arising out of any individual event, matter or occurrence, or series of related events, matters or occurrences for an amount greater than the Threshold Amount shall be considered Losses for their full amount), and (ii) unless and until the aggregate amount of Buyer Indemnified Losses exceeding the Threshold Amount that would otherwise be subject to indemnification exceeds the Deductible, and, in such event, indemnification shall only be made by the Seller to the extent that the Buyer Indemnified Losses exceed the Deductible. The Seller’s obligation to indemnify the Buyer under Section 8.2(a) for a breach of the Company’s representations and warranties set forth in Section 3.17 shall not be subject to (A) the Threshold Amount or (B) the Deductible, and such Buyer Indemnified Losses shall be paid from the first dollar, subject to the Damages Cap. The Seller’s obligation to indemnify the Buyer under Section 8.2(a) for a breach of the Company’s representations and warranties set forth in Section 3.16 shall not be subject to (A) the Threshold Amount or (B) the Deductible, and such Buyer Indemnified Losses shall be paid from the first dollar that exceeds $300,000, subject to the Damages Cap. The maximum amount that the Seller shall be required to pay pursuant to Section 8.2(a), Section 8.2(c) and Section 8.2(d) in respect of all Buyer Indemnified Losses shall not exceed the Damages Cap, after which point the Seller shall have no obligation to indemnify the Buyer Indemnitees from and against further Buyer Indemnified Losses. The Seller’s obligation to indemnify the Buyer under Section 8.2(g) shall not be subject to (A) the Threshold Amount or (B) the Deductible, and such Buyer Indemnified Losses shall be paid from the first dollar, subject to an aggregate limit at the Specified Matters Damages Cap. The Seller’s obligation to indemnify the Buyer under Section 8.2(b), Section 8.2(e), Section 8.2(f) or Section 9.13 shall not be subject to any of the limitations in this Section 8.7.

(b)     No indemnification shall be made by the Buyer pursuant to Section 8.3(a) (i) unless such Seller Indemnified Loss or series of Seller Indemnified Losses exceeds the Threshold Amount, (and any such Losses relating to or arising out of any individual event, matter or occurrence, or series of related events, matters or occurrences for an amount less than or equal to the Threshold Amount shall not be considered “Losses” for purposes of this Agreement and shall be excluded from the calculation of Losses for purposes of determining whether or not Losses exceeding the Deductible has occurred for purposes of Section 8.7(b)(ii), but the amount of any Losses relating to or arising out of any individual event, matter or occurrence, or series of related events, matters or occurrences for an amount greater than the Threshold Amount shall be considered Losses for their full amount), and (ii) unless and until the aggregate amount of Seller Indemnified Losses exceeding the Threshold Amount that would be subject to indemnification exceeds the Deductible, and, in such event, indemnification shall only be made by the Buyer to the extent that the Seller Indemnified Losses exceed the Deductible. The maximum amount that the Buyer shall be required to pay pursuant to Section 8.3(a) in respect of all Seller Indemnified Losses shall not exceed the Damages Cap, after which point the Buyer shall have no obligation to indemnify the Seller Indemnitees from and against further Seller Indemnified Losses. The Buyer’s obligations to pay and deliver to the Seller the Total Consideration and the Buyer’s obligations to indemnify the Seller under Section 8.3(b) or Section 9.13 shall not be subject to any of the limitations in this Section 8.7.

(c)     (i) The limitations set forth in Section 8.7(a) and Section 8.7(b) shall not apply to Buyer Indemnified Losses or Seller Indemnified Losses, respectively, based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Seller Fundamental Representation, Company Fundamental Representation or Buyer Fundamental Representation and (ii) the limitations set forth in Section 8.7(a) and Section 8.7(b) shall not apply to any Claim for Fraud.

(d)     The amount of any Buyer Indemnified Losses shall be reduced by (i) any amount actually received by a Buyer Indemnitee with respect thereto under any insurance coverage (other than self-insurance or insurance coverage provided by any captive insurance company that is an Affiliate of a Buyer Indemnitee) or from any other party alleged to be responsible therefor and (ii) the amount of any Tax Benefit directly or indirectly available to the Buyer Indemnitee relating thereto. Any Indemnified Party having a claim under this Article VIII shall make a good faith effort to recover any Damages from insurers of such Indemnified Party or its Affiliates under applicable insurance policies, in each case as to reduce the amount of any indemnifiable Damages hereunder. If such a recovery or benefit is received or enjoyed by an Indemnified Party after it receives payment or other credit under this Agreement with respect to any Damages, then a refund equal in aggregate amount of such recovery, reduction or setoff (net of reasonable expenses and Tax or other costs incurred in obtaining such recovery or benefit) will be made promptly to such Indemnifying Party. For purposes of this Section 8.7(d), a “Tax Benefit” shall mean a reduction in the Buyer Indemnitee’s Taxes (calculated net of any Tax detriment resulting from the receipt of any indemnification payment, including the present value of any Tax detriment resulting from the loss of any depreciation and amortization deductions over time, calculated using a discount rate of 3.5%) arising out of any Damages that create a Tax deduction, credit or other Tax benefit. In computing the amount of any such Tax Benefit, the Buyer Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any Buyer Indemnified Losses.

(e)     The amount of any Seller Indemnified Losses shall be reduced by any amount actually received by a Seller Indemnitee with respect thereto under any insurance coverage (other than self-insurance or insurance coverage provided by any captive insurance company that is an Affiliate of a Seller Indemnitee) or from any other party alleged to be responsible therefor. Any Indemnified Party having a Claim under Article VIII shall make a good faith effort to recover any Damages from insurers of such Indemnified Party or its Affiliates under applicable insurance policies, in each case as to reduce the amount of any indemnifiable Damages hereunder. If such a recovery or benefit is received or enjoyed by an Indemnified Party after it receives payment or other credit under this Agreement with respect to any Damages, then a refund equal in aggregate amount of such recovery, reduction or setoff (net of reasonable expenses and Tax or other costs incurred in obtaining such recovery or benefit) will be made promptly to such Indemnifying Party.

(f)     For the avoidance of doubt, the Buyer Indemnitees shall not be entitled to any indemnification under this Article VIII if any Tax attributes of the Company or any other Acquired Entity (including net operating loss carryovers, capital loss carryovers, adjusted basis, or credits) are not available to the Company or any other Acquired Entity or any other Person for any Tax period (or portion thereof) beginning after the Closing Date.

Section 8.8     No Special Damages. Notwithstanding anything to the contrary herein, from and after the Closing no Party nor any of its Affiliates shall be liable under this Article VIII, otherwise under this Agreement or under any other Transaction Document or otherwise for exemplary, special, punitive, indirect, remote, speculative or consequential damages, whether in tort (including negligence or gross negligence), strict liability, by contract or statute, except to the extent any Indemnified Party suffers such damages (i) for Fraud or (ii) to an unaffiliated third party in connection with a finally adjudicated Third-Party Claim, in which case such damages shall be recoverable (to the extent recoverable under this Article VIII) without giving effect to this Section 8.8.

Section 8.9     Sole and Exclusive Remedy.

(a)          FROM AND AFTER THE CLOSING, THE SOLE AND EXCLUSIVE REMEDY OF ANY PARTY TO THIS AGREEMENT AND ITS AFFILIATES WITH RESPECT TO THIS AGREEMENT, THE EVENTS GIVING RISE TO THIS AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND CLAIMS WITH RESPECT TO THE ACQUIRED ENTITIES AND THEIR OPERATIONS SHALL BE LIMITED TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE VIII, AND, IN FURTHERANCE OF THE FOREGOING, EACH OF THE PARTIES, ON BEHALF OF ITSELF AND OF ITS AFFILIATES, HEREBY WAIVES, RELEASES AND DISCHARGES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE OTHER PARTIES TO THIS AGREEMENT AND THEIR RESPECTIVE AFFILIATES FROM ANY AND ALL BUYER INDEMNIFIED LOSSES OR SELLER INDEMNIFIED LOSSES (OTHER THAN THOSE ARISING FROM OR RELATING TO FRAUD), AS THE CASE MAY BE, OF ANY KIND (WHETHER AT LAW OR IN EQUITY OR OTHERWISE, FORESEEN OR UNFORESEEN, MATURED OR UNMATURED, KNOWN OR UNKNOWN, ACCRUED OR NOT ACCRUED OR BASED ON ANY LAW OR RIGHT OF ACTION OR OTHERWISE) EXCEPT AS PROVIDED IN THIS AGREEMENT NOTWITHSTANDING THE STRICT LIABILITY, GROSS NEGLIGENCE OR NEGLIGENCE OF A RELEASED PARTY (WHETHER SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE).

(b)     The Parties intend that, even though indemnification obligations appear in various sections and articles of this Agreement, the indemnification procedures, limitations, express negligence and other provisions contained in this Article VIII shall apply to all indemnity obligations of the Parties under this Agreement, except to the extent expressly excluded in this Article VIII.

(c)     Notwithstanding anything in this Agreement to the contrary, the sole and exclusive rights and remedies of the Parties with respect to the determination of the Aggregate Cash Purchase Price are set forth in Section 1.2 and Section 1.4.

Section 8.10     Buyer’s Investigation; Disclaimer of Representations and Warranties. The Buyer has conducted its own independent review and analysis of the Acquired Entities, including the operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of the Acquired Entities, and acknowledges that the Buyer has been provided access to the personnel, properties, premises and records of the Acquired Entities for such purpose. In entering into this Agreement, the Buyer has relied solely upon its own investigation and analysis, and the Buyer: (A) acknowledges that neither the Seller nor the Company nor any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer or its Representatives (including any information provided or made available to the Buyer in any “data room”); and (B) agrees, to the fullest extent permitted by Law, that, other than in the case of Fraud, neither the Seller nor the Company nor any of their respective Representatives shall have any liability or responsibility whatsoever to the Buyer or its Representatives on any basis (including in contract, quasi-contract, breach of representation and warranty (express or implied), personal injury, or other tort, under Law or otherwise) based upon any information provided or made available, or statements made, to the Buyer or its directors, officers, employees, Affiliates, controlling persons, advisors, agents or other Representatives (or any omissions therefrom), including in respect of the specific representations and warranties of the Seller and the Company set forth in this Agreement, except that the foregoing limitations shall not apply to the extent the Seller and the Company make the specific representations and warranties set forth in Article II and Article III, but always subject to the limitations and restrictions contained herein. The Buyer has relied on no representation or warranty other than as described in the preceding sentence. Except as specifically set forth in Article II and Article III, (1) Neither the Seller nor the Company make any representation or warranty, express or implied, at Law or in equity, in respect of or otherwise in any way relating to themselves, the Acquired Entities or their liabilities or operations, including with respect to value, condition (including environmental condition) or performance or merchantability, noninfringement or fitness for any purpose (both generally or for any particular purpose) and with respect to future revenue, profitability or the success of the Acquired Entities and (2) any such other representations or warranties are hereby expressly disclaimed.

Section 8.11     No Multiple Recoveries.

(a)     Notwithstanding anything herein to the contrary, in the event any Party (or any other indemnitee) is entitled to a payment or other benefit under more than one provision of this Agreement arising out of or resulting from the same set of facts or circumstances and such Person has already been made whole by payment or another benefit under one of those provisions, in no event shall such Person be entitled to receive a subsequent payment or benefit under any other provision of this Agreement. In furtherance of the foregoing, any liability for indemnification hereunder shall be without duplication (i.e., without allowing the claiming Party (or other indemnitee) to receive more than its Damages) by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(b)     The Buyer Indemnitees shall not be entitled to recover under this Article VIII for Buyer Indemnified Losses to the extent such Buyer Indemnified Losses were taken into account in the determination of the adjustment provisions in accordance with Section 1.2 or Section 1.4.

Section 8.12     Setoff; Payments by the Seller. Neither the Buyer nor the Seller shall have any right to set off any amounts owed to a Buyer Indemnitee or a Seller Indemnitee, respectively, under this Article VIII against any payments to be made by either of them under any other provisions of this Agreement or any other Transaction Document, except the Buyer shall, prior to receiving any cash payment for Claims under this Article VIII from the Seller, first setoff any amounts owed to a Buyer Indemnitee under this Article VIII against any unpaid amount of the Seller’s Note as provided herein and therein.

Section 8.13     Subrogation. The Indemnifying Party shall be subrogated to the rights of the Indemnified Party in respect of any insurance (other than self-insurance or insurance coverage provided by any captive insurance company that is an Affiliate of any Party) relating to Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, to the extent of any indemnification payments made hereunder, and the Indemnified Party shall provide all reasonably requested assistance to the Indemnifying Party in respect of such subrogation, including executing any instrument reasonably necessary to evidence such subrogation rights.

Section 8.14     Amount of Losses. The determination of the dollar amount of any Buyer Indemnified Losses or Seller Indemnified Losses, as the case may be, shall be based solely on the actual dollar value thereof, on a dollar-for-dollar basis, and shall not take into account any multiplier valuations, including any multiple based on earnings or other financial indicia.

Section 8.15     Mitigation. Each Party shall, and shall cause its applicable Affiliates and Representatives to, take all reasonable steps to mitigate any Buyer Indemnified Losses or Seller Indemnified Losses, as applicable, upon and after becoming aware of any fact, event, circumstance or condition that has given rise to, or would reasonably be expected to give rise to, any Buyer Indemnified Losses or Seller Indemnified Losses, as applicable, that are indemnifiable hereunder and shall use commercially reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

Section 8.16     Purchase Price Adjustment. Unless otherwise required by applicable Law, for all Tax purposes, the Parties agree to treat (and will cause each of their respective Affiliates to treat) any indemnification payment made under this Agreement as an adjustment to the Aggregate Cash Purchase Price.

Article IX
GENERAL PROVISIONS

Section 9.1     Amendment and Modification. This Agreement may be amended, modified or supplemented at any time by the Parties, pursuant to an instrument in writing signed by all of the Parties. Notwithstanding any provision of this Agreement, this Agreement, including Article VIII hereof, may be amended or modified at any time by the Parties without the need or requirement of any consent or approval of any other Buyer Indemnitee or Seller Indemnitee and any amendment or modification agreed to by the Parties shall be binding on all Buyer Indemnitees and all Seller Indemnitees.

Section 9.2     Entire Agreement; Assignment. This Agreement (including the Exhibits and Schedules hereto), the Confidentiality Agreement and the other Transaction Documents (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede other prior agreements and understandings both written and oral among the Parties with respect to the subject matter hereof and thereof and (b) shall not be assigned, by operation of Law or otherwise, by a Party, without the prior written consent of the other Parties. Any attempted assignment in violation of this Section 9.2 shall be void and without effect; provided, however, that, notwithstanding the foregoing, the Buyer may, without the consent of the Seller, assign its right to purchase all or any portion of the Shares to any wholly owned Subsidiary of the Buyer; provided, further, that no such assignment shall limit or affect the Buyer’s obligations hereunder.

Section 9.3     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.4     Expenses. Except as set forth in Section 5.4 and as otherwise provided in this Agreement, all costs and expenses (including legal, accounting and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby, shall be paid by the Party incurring such expenses.

Section 9.5     Waiver. Except as otherwise expressly provided in this Agreement, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. No waiver by a Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver shall be valid unless in writing and signed by the Party against whom such waiver is sought to be enforced.

Section 9.6     Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.7     Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the Laws of the State of Texas, without regard to any principles of conflicts of Laws of any other Jurisdiction.

Section 9.8     Exclusive Jurisdiction. Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Texas located in the County of Harris, or of the United States of America sitting in the Southern District of Texas, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or any other Transaction Document or any agreements contemplated hereby or thereby for any reason other than the failure to serve process in accordance with this Section 9.8, and irrevocably waive the defense of an inconvenient forum or an improper venue to the maintenance of any such Proceeding. Any service of process to be made in such Proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 9.10. The consents to jurisdiction set forth in this Section 9.8 shall not constitute general consents to service of process in the State of Texas and shall have no effect for any purpose except as provided in this Section 9.8 and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. In addition, each of the Parties hereto agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

Section 9.9     Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each of the Parties hereby irrevocably waives all right to trial by jury in any Proceeding arising out of or relating to this Agreement or any other Transaction Document or any agreements contemplated hereby or thereby. The Parties also waive any bond or surety or security upon such bond that might, but for this waiver, be required. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 9.10     Notices and Addresses. All notices, requests, instructions, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given if delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier (providing proof of delivery) or by e-mail (providing confirmation of transmission). Any notice mailed within the same country shall be deemed to have been given and received on the third business day following the day of mailing, and any notice mailed between countries shall be deemed to have been given and received on the seventh business day following the day of mailing. Any notice sent by courier or delivery service shall be deemed to have been given and received at the time of confirmed delivery if such time is during normal local business hours (in the recipient’s location) or, otherwise, on the next business day after such confirmed delivery. Any notice sent by e-mail (of a PDF attachment) shall be deemed to have been given and received at the time of confirmation of transmission. Any notice sent by e-mail shall be followed reasonably promptly with a copy by mail. All such notices, requests, claims, demands or other communications will be addressed as follows:

(a)          if to the Seller, to

Geodynamics B.V.

c/o Lime Rock Management

274 Riverside Avenue Suite 3

Westport, CT 06880

Attention:     Deputy General Counsel

Telephone:    (713) 345-2105

Email:           amehta@lrpartners.com

With a copy to (which shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention:     David Peterman

   Andrew J. Ericksen

Telephone:    (713) 229-1735
Email:           david.peterman@bakerbotts.com
                      aj.ericksen@bakerbotts.com

(b)          if to the Buyer, to

GD Development Corporation

c/o Oil States International, Inc.

333 Clay Street, Suite 4620

Houston, Texas 77002

Attention:     Lias J. Steen, EVP and General Counsel

Telephone:    (713) 652-0582
E-mail:           jeff.steen@oilstates.com

With a copy to (which shall not constitute notice):

Strasburger & Price, LLP

909 Fannin Street, Suite 2300

Houston, Texas 77010-1036

Attention:     W. Garney Griggs

   Debra G. Hatter

Telephone:   (713) 951-5600

E-mail:           garney.griggs@strasburger.com

                       debra.hatter@strasburger.com

or in any case to such other address or addresses as hereafter shall be furnished as provided in this Section 9.10 by any Party to the other Party.

Section 9.11     No Partnership; Third-Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the Parties. This Agreement is solely for the benefit of (a) the Seller (and its successors and permitted assigns), with respect to the obligations of the Buyer under this Agreement; and (b) the Buyer (and its successors and permitted assigns), with respect to the obligations of the Seller under this Agreement. Except as provided in (i) Section 5.5, (ii) Section 5.18, (iii) Article VIII, and (iv) Section 9.16 (the provisions in clauses (i), (ii), (iii) and (iv), the “Third-Party Provisions”), this Agreement shall not be deemed to confer upon or give to any other third Person any remedy, claim of liability or reimbursement, cause of action or other right. The Third-Party Provisions may be enforced by the beneficiaries thereof.

Section 9.12     Negotiated Transaction. The Parties, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted by all Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.13     Brokers and Agents.

(a)     The Seller agrees to pay any broker’s or finder’s fee, sales commission or similar form of compensation to any broker, finder or similar agent engaged by or on behalf of the Seller or the Company in connection with this Agreement or any of the transactions contemplated hereby and, without regard to the Deductible, Damages Cap or any other limitation Article VIII sets forth, to indemnify the Buyer against all Claims arising out of claims for any and all such broker’s or finder’s fee, sales commission or similar form of compensation.

(b)     The Buyer agrees to pay any such broker’s or finder’s fee, sales commission or similar form of compensation to any broker, finder or similar agent engaged by or on behalf of the Buyer in connection with this Agreement or any of the transactions contemplated hereby and, without regard to the Deductible, Damages Cap or any other limitation Article VIII sets forth, to indemnify the Seller against all Claims arising out of claims for any and all such broker’s or finder’s fee, sales commission or similar form of compensation.

Section 9.14     Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.15     Specific Performance.

(a)     The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist (even if damages would be available) and damages would be difficult to determine, and that, unless this Agreement has been terminated in accordance with its terms, the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, to enforce specifically the terms and provisions of this Agreement and to compel performance by the Parties of their respective obligations set forth in this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.

(b)     Without limiting the general right to specific performance set forth in Section 9.15(a), each of the Parties acknowledges and agrees that, due to the nature of the Acquired Entities, including the unique nature of the customer relationships and other facts and circumstances, a non-breaching Party would be damaged irreparably if a Party breaches its obligation to consummate the transactions contemplated by this Agreement as required hereunder, provided that all of the conditions to Closing set forth hereunder have been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 1.3 and Section 1.6, which the Party seeking enforcement would be otherwise prepared to satisfy). Accordingly, in the event of any such breach of a Party’s obligation to consummate the Closing, provided that all of the conditions to Closing set forth hereunder have been satisfied or waived by the Party seeking to enforce this Agreement (other than the covenants in Section 1.3 and Section 1.6, which the Party seeking enforcement would be otherwise prepared to satisfy), then the Parties acknowledge and agree that the Party seeking to enforce this Agreement shall be entitled, at its election, to specifically enforce the performance of the other Party’s obligation to consummate the Closing as required hereunder in any Proceeding, including a Proceeding for injunctive relief.

(c)     Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason in equity or at law, other than on the basis that such remedy is not expressly available pursuant to the terms of this Agreement. Any Party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. Without limiting the generality of the foregoing, the Parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 9.16     Transaction Privilege.

(a)     The Parties hereby acknowledge and agree that Baker Botts L.L.P. (“Baker Botts”) has represented the Company, the Sellers and one or more of their Affiliates prior to the date of this Agreement, including in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated by this Agreement, and that the Sellers and such Affiliates and their respective Representatives (each a “Seller Entity” and collectively, the “Seller Entities”) have a reasonable expectation that, after the Closing, Baker Botts will, if the Seller Entities so wish, represent them in connection with any pending or possible or threatened Claim or any other matter or Proceeding involving any Seller Entity or their Representatives, on the one hand, and any other Party to this Agreement (including the Company from and after the Closing) (an “Other Party”) or any of their respective Affiliates and Representatives (each an “Other Party Group Member” and collectively the “Other Party Group Members”), on the other hand, arising under or relating to this Agreement.

(b)     Each Other Party, on its own behalf and on behalf of the Other Party Group Members (which includes the Acquired Entities and those other Persons that are or after Closing will be Affiliates of such Other Party), hereby agrees to all of the matters and consents to the potential future representations described in this Section 9.16 and specifically expressly waives and agrees not to assert any conflict of interest that may arise or be deemed to arise under applicable Laws or standard of professional responsibility if, after the Closing, Baker Botts represents any Seller Entities or other Persons in connection with any Claim or Proceeding arising under or relating to this Agreement or the transactions contemplated by this Agreement whether or not such matter is one in which Baker Botts may have previously advised the Seller Entities or in respect of any other matters.

(c)     Each Other Party, on its own behalf and on behalf of the Other Party Group Members (which includes those Persons that are or after Closing will be Affiliates of such Other Party), hereby consents to the disclosure by Baker Botts to the Sellers or any of their Affiliates, directors, members, partners, officers or employees of any information learned by Baker Botts in the course of its representation of the Sellers or their Affiliates, whether or not such information is subject to attorney client privilege or Baker Botts’ duty of confidentiality

(d)     In addition, each of the Parties irrevocably acknowledges and agrees that, from and after the Closing, the attorney-client privilege arising from communications prior to the Closing between any one or more of the Seller Entities and the Company (which, for the avoidance of doubt, includes for purposes hereof any Representatives of the Seller Entities and the Company), on the one hand, and Baker Botts, on the other hand, to the extent related to this Agreement or the transactions contemplated by this Agreement, shall be excluded from the assets or any other property, rights, privileges, powers, franchises and other interests held by any Other Party Group Members, that such attorney-client privilege shall be deemed held solely by the Seller Entities, and that no Other Party Group Member shall have any right to assert, waive or otherwise alter any such attorney-client privilege at any time after the Closing. All communications between the Seller Entities or the Company, on the one hand, and Baker Botts, on the other hand, relating to the negotiation, documentation and consummation of the Agreement and the transactions contemplated by the Agreement shall be deemed to be privileged and to belong solely to the Seller Entities (and not Other Party Group Members).  The Other Party Group Members shall not have access to any such communications, files, records or other documents (as used herein whether in electronic form or otherwise), of Baker Botts relating to such engagement.  The Other Parties, to the fullest extent allowed by Law, agree (i) that no waiver of any privilege or right of the Seller Entities is intended or will be claimed by any Other Party as a result of any communications, files, records or other documents being maintained within the records or files, of any Other Party Group Member or otherwise in its possession or control, (ii) all Other Party Group Members shall endeavor to locate and delete or destroy all such documents and information in their possession or control and (iii) no Other Party Group Member will review, offer into evidence or otherwise attempt to use any such communications, files, records or documents (whether or not so maintained) in any claim or Proceeding arising under or relating to this Agreement and the transactions contemplated hereby.

(e)     The Buyer and its respective Affiliates (including the Acquired Entities after the Closing) further covenant and agree that, from and after the Closing, each shall not assert any claim against Baker Botts in respect of legal services provided to the Company, the Sellers or their Affiliates by Baker Botts in connection with this Agreement or the transactions contemplated hereby.

(f)     The Buyer hereby agrees that it shall cause any Person that is or after the Closing an Affiliate of the Buyer to execute any document or instrument reasonably requested from time to time by the Seller Representative in order to evidence or effectuate the intentions of the Parties reflected in this Section 9.16.

(g)     This Section 9.16 shall be irrevocable, and no term of this Section 9.16 may be amended, waived or modified, without the prior written consent of Baker Botts, the Sellers and their respective Affiliates affected thereby.

Section 9.17     Buyer Parent Guaranty. The Buyer Parent hereby unconditionally and irrevocably guarantees to the Seller the performance in full by the Buyer of the obligations of the Buyer hereunder and under the Seller’s Note, including the obligations under Article I, Article V and Article VIII. The Buyer Parent hereby waives all defenses as a surety including notice, and agrees that its obligations under this Section 9.17 shall not be impaired, diminished or discharged by any extension of time granted by the Seller, by any course of dealing between the Parties, or by any events or circumstances which might operate to discharge a guarantor. Subject to the foregoing provisions of this Section 9.17, the Buyer Parent waives the right to require the Seller to first proceed against the Buyer with respect to any dispute, controversy, or claim arising out of or related to this Agreement, and agrees that any such dispute, controversy, or claim may be brought directly against the Buyer Parent, the Buyer, or against any one or more of them.

Article X
DEFINITIONS AND DEFINITIONAL PROVISIONS

Section 10.1     Defined Terms. The following terms have the meanings assigned to them in this Section 10.1.

“Acquired Business” means the business of the Acquired Entities.

“Acquired Entities” means the Company and its direct and indirect Subsidiaries.

“Acquisition” has the meaning the Recitals to this Agreement specify.

“Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of Capital Stock of that Person, by contract or otherwise), and the terms “controlled” and “controlling” have the meanings correlative to the foregoing. For the avoidance of doubt, the Acquired Entities will be an Affiliate of the Seller only before the Closing, and will be an Affiliate of the Buyer only after the Closing.

“Aggregate Cash Purchase Price” has the meaning Section 1.2(a) specifies.

“Aggregate Stock Closing Consideration” means 8,661,083 OIS Common Shares having an aggregate value of $200,000,000 based on the Signing Date Price.

“Agreement” means this Agreement, including the Buyer Disclosure Letter, the Seller Disclosure Letter and any Exhibits and Schedules attached hereto.

“ATF” has the meaning Section 3.11(b) specifies.

“Audited Financial Statements” has the meaning Section 3.15 specifies.

“Auditors” has the meaning Section 1.4(b) specifies.

“Baker Botts” has the meaning Section 9.16(a) specifies.

“Balance Sheet” has the meaning Section 3.15 specifies.

“Balance Sheet Date” has the meaning Section 3.15 specifies.

“Buyer” has the meaning the Preamble to this Agreement specifies.

“Buyer Disclosure Letter” has the meaning Article IV specifies.

“Buyer Fundamental Representations” means the representations and warranties of the Buyer contained in Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.3, Section 4.9 and Section 4.12.

“Buyer Indemnified Loss” has the meaning Section 8.2 specifies.

“Buyer Indemnitees” means the Buyer, Buyer Parent and its Affiliates and their respective directors, officers and employees.

“Buyer Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, (i) materially impairs or delays, is reasonably likely to materially impair or delay, the ability of the Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby or (ii) has had or is reasonably likely to have a materially adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Buyer; provided, however, that, in each case, no event, circumstance, development, change or effect resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or would reasonably be expected to be, a Buyer Material Adverse Effect: (A) changes in global or national economic conditions, including changes in prevailing interest rates, credit markets, currency exchange rates, market conditions or the price of commodities or raw materials used by the Buyer, including hydrocarbon prices, (B) changes in global or national political conditions, including the outbreak, continuation or escalation of war (whether or not declared), hostilities, military conflict or acts of terrorism, (C) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornados, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions and similar force majeure events, (D) changes (or proposed changes) in applicable Law (including Tax Law) or the interpretation, enforcement or implementation thereof or changes (or proposed changes) in GAAP or international financial reporting standards, or the interpretation thereof, (E) the public announcement, pendency or completion of the transactions contemplated by this Agreement, (F) any failure by the Buyer to meet any internal or third party projections or forecasts or estimates of revenue, earnings or other performance measures or operating statistics for any period (provided, however, that this clause (F) shall not operate to exclude from the definition of “Buyer Material Adverse Effect” any set of facts or circumstances that cause or result in any such failure unless otherwise excluded hereunder), (G) changes, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Authorities, in each case attributable to the execution, announcement, pendency or consummation of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, including as a result of the identity of the Acquired Entities or plans or announced intentions of the Buyer with respect to the Acquired Entities, or (H) any effect arising out of any action required or prohibited to be taken by this Agreement, or any effect of not taking any action that is requested by the Buyer to be taken pursuant to this Agreement; provided, however, that events, circumstances, developments, changes or effects set forth in clauses (A) through (H) above may be taken into account in determining whether there has been or is reasonably likely to have a Buyer Material Adverse Effect if and only to the extent such events, circumstances, developments, changes or effects have a materially disproportionate adverse effect on the Buyer, taken as a whole, in relation to others in the industry, and are not excluded by another of clauses (A) through (H).

“Buyer Parent” has the meaning the Preamble to this Agreement specifies.

“Buyer Parent SEC Filings” has the meaning Section 4.13(a) specifies.

“Buyer Prepared Tax Return” has the meaning Section 5.10(a)(ii) specifies.

“Buyer’s Notice of Disagreement” has the meaning Section 1.2(b) specifies.

“Capital Stock” means, with respect to: (i) any corporation or company, any share, or any depositary receipt or other certificate representing any share, of an equity ownership interest in that corporation or company; and (ii) any other Entity, any share, membership or other percentage interest, unit of participation or other equivalent (however designated) of an equity interest in that Entity.

“Claim” means, as asserted (i) against any specified Person, any claim, demand or Proceeding made or pending against the specified Person for Damages to any other Person, or (ii) by the specified Person, any claim or demand of the specified Person against any other Person for Damages to the specified Person.

“Claim Notice” has the meaning Section 8.4(b) specifies.

“Closing” has the meaning Section 1.5 specifies.

“Closing Cash” means, as of the opening of business on the Closing Date, the Acquired Entities’ consolidated cash balances on hand (net of any overdrafts and restricted cash balances), as adjusted for any deposits in transit, any outstanding checks and any other proper reconciling items, in each case as determined in accordance with the accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies that were used in the preparation of the Balance Sheet, whether or not in accordance with GAAP.

“Closing Date” has the meaning Section 1.5 specifies.

“Closing Indebtedness” means all Indebtedness of the Acquired Entities as of the Closing Date.

“Closing Statement” has the meaning Section 1.4(b) specifies.

“Closing Working Capital” has the meaning Section 1.4(b) specifies.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning the Preamble to this Agreement specifies.

“Company Employees” means the employees of the Acquired Entities, as of the date of this Agreement.

“Company Fundamental Representations” means the representations and warranties of the Company contained in the first sentence of Section 3.1, Section 3.2(a), Section 3.2(b), Section 3.3, Section 3.4 (other than for purposes of Section 6.2(a)) and Section 3.22.

“Confidentiality Agreement” has the meaning Section 5.1(c) specifies.

“Consent” means any consent, release, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person, including any Permit.

“Continuing Employees” has the meaning Section 5.15(a) specifies.

“Credit Facility” means that certain Credit Agreement entered into between GEODynamics, Inc. and Wells Fargo Bank, National Association, dated as of March 7, 2016, as amended.

“D&O Tail Premium” has the meaning Section 5.5(b) specifies.

“Damage” or “Damages” means any cost, damage, expense (including reasonable fees and expenses of attorneys, consultants and experts and Proceeding costs) fine, penalty, loss, liability, claim, and interest.

“Damages Cap” means $25,000,000.

“Deductible” means $5,000,000.

“DHS” has the meaning Section 3.16(f)(iv) specifies.

“Direct Claims” has the meaning Section 8.6(a) specifies.

“Employee Plan” means all employee benefit or compensation arrangements, plans, policies, practices or programs established, maintained or sponsored by any Acquired Entity, or to which any Acquired Entity contributes, on behalf of any of the Company Employees or nonemployee directors of the Company, including the material plans described in Section 3(3) of ERISA and any other material pension, profit-sharing, bonus, incentive compensation, deferred compensation, stock purchase, stock option, phantom equity, hospitalization or other medical, life or other insurance, long- or short-term disability, change of control, fringe benefit, but excluding Employment Agreements.

“Employment Agreement” means any agreement to which any Acquired Entity is a party which then relates to the direct or indirect employment or engagement, or arises from the past employment or engagement, of any natural person by the Acquired Entities, whether as an employee or a nonemployee director, including any employee leasing or service agreement and any noncompetition agreement.

“Entity” means any corporation, partnership of any kind, limited liability company, unlimited liability company, business trust, unincorporated organization or association, mutual company, joint stock company, joint venture or any other entity or organization.

“Environment” has the meaning Section 3.16(f)(i) specifies.

“Environmental Agreement” has the meaning Section 3.16(f)(ii) specifies.

“Environmental Claims” has the meaning Section 3.16(c) specifies.

“Environmental Law” has the meaning Section 3.16(f)(iii) specifies.

“Environmental Permits” has the meaning Section 3.16(b) specifies.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning Section 3.14(f) specifies.

“Estimated Aggregate Cash Closing Price Certificate” has the meaning Section 1.2(b) specifies.

“Estimated Aggregate Cash Purchase Price” has the meaning Section 1.2(b) specifies.

“Exchange Act” has the meaning Section 4.11 specifies.

“Final Aggregate Cash Purchase Price” has the meaning Section 1.4(b) specifies.

“Financial Statements” has the meaning Section 3.15 specifies.

“Financing” means any financing (including any debt securities offering) under which Buyer Parent (either directly or through any of its Subsidiaries) receives proceeds to enable Buyer Parent to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and any financing undertaken by Buyer Parent (either directly or through any of its Subsidiaries) between the date of this Agreement and the Closing Date.

“Fraud” means an intentional and willful misrepresentation by a Party with respect to the making of any representation or warranty expressly contained herein with the intent to deceive or defraud.

“GAAP” means generally accepted accounting principles and practices in the United States as in effect as of the date of this Agreement.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any regulatory, taxing or other governmental or quasi-governmental authority.

“Hazardous Substance” has the meaning Section 3.16(f)(iv) specifies.

“HSR Act” has the meaning Section 2.2(d) specifies.

“Indebtedness” of any Person means, without duplication (but before taking account of the consummation of the transactions contemplated hereby), (i) any liability of that Person (A) for borrowed money, (B) arising out of any extension of credit to or for the account of that Person (including reimbursement or payment obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments) or for the deferred purchase price of property or other assets or services or arising under conditional sale or other title retention agreements, in each case other than trade payables arising in the Ordinary Course of Business, (C) evidenced by notes, bonds, debentures or similar instruments, (D) in respect of leases of (or other agreements conveying the right to use) property or other assets which GAAP requires to be classified and accounted for as capital leases, (E) in respect of interest rate swap, cap or collar agreements or similar arrangements providing for the mitigation of that Person’s interest rate risks either generally or under specific contingencies between that Person and any other Person, (F) any amounts owed for the deferred purchase price of goods and services, including earn out liabilities associated with past acquisitions, or (G) unpaid management or other fees owed to any Related Party; and (ii) any liability of others of the type described in the preceding clause (i) in respect of which that Person has incurred, assumed or acquired a liability by means of a guaranty and any unpaid interest, prepaid penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in (i) or (ii). Notwithstanding the foregoing, the calculation of Indebtedness shall not include any of the principal amount as of the Closing Date of any undrawn letters of credit, nor obligations of the Acquired Entities under or with respect to any outstanding checks to the extent same are netted from the Closing Cash.

“Indemnified Party” has the meaning Section 8.4(b) specifies.

“Indemnifying Party” has the meaning Section 8.4(b) specifies.

“Individual Shareholders” has the meaning the Preamble to this Agreement specifies.

“Intellectual Property” means any and all rights in, arising out of or associated with any of the following in any jurisdiction in the world: (i) patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, provisionals, substitutes, renewals and extensions thereof, and other government issued indicia of invention ownership, (ii) copyrights, and all copyright registrations and copyright applications and any renewals or extensions thereof, (iii) trademarks, service marks, brands, certification marks, trade dress, trade names, logos, slogans, domain names and other indicia of origin of use, whether registered or unregistered, and pending applications and renewals for any of the foregoing, together in each case with the goodwill connected with the use of or symbolized thereby, and (iv) trade secrets, know-how, proprietary and confidential information, including all proprietary rights in product specifications, compounds, processes, formulae, product or industrial designs, business information, technical and marketing plans and proposals, ideas, concepts, inventions, research and development, information disclosed by business manuals and drawings, technology, technical information, data, research records, customer, distributor and supplier lists and similar data and information and all other confidential or proprietary technical or business information and materials and all rights therein.

“Interim Financial Statements” has the meaning Section 3.15 specifies.

“IRS” has the meaning Section 1.6(b)(v) specifies.

“IRS Notice” has the meaning Section 1.6(b)(v) specifies.

“Key Employees” means the persons listed in Section 10.1(a) of the Seller Disclosure Letter.

“Law” or “Laws” means (i) any law, statute, treaty, convention, code, ordinance, order, direction, rule, regulation, judgment, decree, injunction, writ, edict, authorization or other requirement of any Governmental Authority in effect at such time or (ii) any obligation included in any Permit or resulting from binding arbitration, including any requirement under common law.

“Lease Estoppels” has the meaning Section 5.23(a) specifies.

“Lien” means, with respect to any property or other asset of any Person (or any revenues, income or profits of that Person therefrom), any mortgage, lien, security interest, pledge, attachment, levy, option, debt, right of first refusal, right of usufruct (vruchtgebruik), attachment (beslag), limited right (beperkt recht) or other charge or encumbrance thereupon or in respect thereof.

“LRP Shareholders” has the meaning the Preamble to this Agreement specifies.

“Management Shareholders” has the meaning the Preamble to this Agreement specifies.

“Material Agreement” has the meaning Section 3.12(a) specifies.

“Material Supplier” has the meaning Section 3.12(a)(i) specifies.

“Miakoda Properties” has the meaning Section 6.2(e) specifies.

“NYSE” has the meaning Section 4.11 specifies.

“Offering Document” has the meaning Section 5.20(a) specifies.

“OIS Common Shares” means shares of common stock of Oil States International, Inc., par value $0.01 per share.

“Ordinary Course of Business” means, with respect to the Acquired Entities, the ordinary course of business of such Acquired Entity, consistent with past practices in all material respects.

“Organizational Documents” means, with respect to any Entity at any time, in each case as amended, modified and supplemented at that time, (i) the articles or certificate of formation, incorporation or organization (or the equivalent organizational or constituent documents) of that Entity, (ii) the articles of association, bylaws, limited liability company agreement, limited partnership agreement, regulations or reglement (or the equivalent governing documents) of that Entity and (iii) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that Entity’s Capital Stock.

“Organization Jurisdiction” means, as applied to (i) any company or corporation, the federal, foreign or state jurisdiction of incorporation of such company or corporation, (ii) any limited liability company or limited partnership, the federal or state jurisdiction under whose Laws it is formed, organized and existing in that legal form, and (iii) any other Entity, the federal or state jurisdiction whose Laws govern that Entity’s internal affairs.

“Other Party” has the meaning Section 9.16(a) specifies.

“Other Party Group Member” or “Other Party Group Members” has the meaning Section 9.16(a) specifies.

“Other Tax Contest” has the meaning Section 5.10(f)(iii) specifies.

“Outside Date” has the meaning Section 7.1(b)(i) specifies.

“Party” and “Parties” have the meanings the Preamble to this Agreement specifies.

“Permit” means any authorization, consent, approval, permit, franchise, certificate, certification, license, implementing order or exemption of, or registration or filing with, any Governmental Authority, including any certification or licensing of a natural person to engage in a profession or trade or a specific regulated activity.

“Permitted Liens” means (i) Liens in respect of Taxes the validity of which is being contested in good faith by appropriate proceedings or Liens in respect of Taxes not yet delinquent, (ii) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ or unemployment compensation and employment insurance related liabilities and other Liens under social security laws or regulations, or similar foreign laws, (iii) Liens of carriers, warehousemen, mechanics, laborers, materialmen, customers and employees for amounts not yet due or that are being contested in good faith in appropriate Proceedings, (iv) vendors’ Liens in respect of trade payables incurred in the Ordinary Course of Business, (v) any interest or title of a lessor of any assets being leased pursuant to an equipment lease, (vi) Liens incurred in the Ordinary Course of Business, (vii) Liens caused or created by the Buyer or arising under this Agreement, (viii) with respect to real property, (A) restrictions imposed by applicable Law relating to zoning and land use and (B) matters that would be shown on an accurate survey of real property, and (ix) Liens in effect as of the Closing Date that will be released upon payment of the Indebtedness of the Acquired Entities pursuant to Section 1.3(a).

“Person” means any natural person, Entity, estate, trust, union or employee organization or Governmental Authority.

“Personally Identifiable Information” has the meaning Section 3.24(b) specifies.

“Pre-Closing Claims” has the meaning Section 5.18 specifies.

“Pre-Closing Matters” has the meaning Section 5.18 specifies.

“Pre-Closing Tax Contest” has the meaning Section 5.10(f)(ii) specifies.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Proceeding” means any action, case, proceeding, claim, grievance, suit or investigation or other proceeding conducted by or pending before any Governmental Authority or any arbitrator.

“Property Taxes” has the meaning Section 5.10(c)(ii) specifies.

“Registration Rights Agreement” means the Registration Rights Agreement in the form attached as Exhibit E to this Agreement.

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, manager, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves or within the past two years has served as a director, manager, executive officer, partner, member or in a similar capacity of such specified Person; (iii) any immediate family member of a Person described in clause (ii); or (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s immediate family, more than 5% of the outstanding equity or ownership interests of such specified Person.

“Release” has the meaning Section 3.16(f)(v) specifies.

“Released Party” has the meaning Section 5.18 specifies.

“Remedial Action” has the meaning Section 3.16(f)(vi) specifies.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, Affiliates, accountants, advisors, attorneys, consultants or other agents of that Person, or any other representatives of that Person.

“Required Information” has the meaning Section 5.19(a) specifies.

“Resigning Directors” has the meaning Section 1.6(b)(iv) specifies.

“Restricted Activities” has the meaning Section 5.17(d) specifies.

“SEC” has the meaning Section 4.13(a) specifies.

“Securities Act” has the meaning Section 2.6 specifies.

“Seller” has the meaning the Preamble to this Agreement specifies.

“Seller Disclosure Letter” has the meaning Article II specifies.

“Seller Entity” or “Seller Entities” has the meaning Section 9.16(a) specifies.

“Seller Fundamental Representations” means the representations and warranties of each Seller contained in Section 2.1, Section 2.2(a), Section 2.2(b), Section 2.3 and Section 2.4.

“Seller Indemnified Loss” has the meaning Section 8.3 specifies.

“Seller Indemnitees” means the Seller and its Affiliates and their respective directors, officers, employees and agents.

“Seller Material Adverse Effect” means an event, circumstance, development, change or effect that, individually or in the aggregate, (i) materially impairs or delays, is reasonably likely to materially impair or delay, the ability of the Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby or (ii) has had or is reasonably likely to have a materially adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Entities, taken as a whole; provided, however, that, in each case, no event, circumstance, development, change or effect resulting from any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been or would reasonably be expected to be, a Seller Material Adverse Effect: (A) changes in global or national economic conditions, including changes in prevailing interest rates, credit markets, currency exchange rates, market conditions or the price of commodities or raw materials used by the Acquired Entities, including hydrocarbon prices, (B) changes in global or national political conditions, including the outbreak, continuation or escalation of war (whether or not declared), hostilities, military conflict or acts of terrorism, (C) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornados, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions and similar force majeure events, (D) changes (or proposed changes) in applicable Law (including Tax Law) or the interpretation, enforcement or implementation thereof or changes (or proposed changes) in GAAP or international financial reporting standards, or the interpretation thereof, (E) the public announcement, pendency or completion of the transactions contemplated by this Agreement, (F) any failure by the Acquired Entities to meet any internal or third party projections or forecasts or estimates of revenue, earnings or other performance measures or operating statistics for any period (provided, however, that this clause (F) shall not operate to exclude from the definition of “Seller Material Adverse Effect” any set of facts or circumstances that cause or result in any such failure unless otherwise excluded hereunder), (G) changes, including impacts on relationships with customers, suppliers, employees, labor organizations or Governmental Authorities, in each case attributable to the execution, announcement, pendency or consummation of this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, including as a result of the identity of the Buyer or plans or announced intentions of the Buyer with respect to the Acquired Entities (provided that this clause (G) shall not be applicable with respect to the representations and warranties set forth in Section 3.2(c) or Section 3.2(e)), or (H) any effect arising out of any action required or prohibited to be taken by this Agreement, or any effect of not taking any action that is requested by the Buyer to be taken pursuant to this Agreement; provided, however, that events, circumstances, developments, changes or effects set forth in clauses (A) through (H) above may be taken into account in determining whether there has been or is reasonably likely to have a Seller Material Adverse Effect if and only to the extent such events, circumstances, developments, changes or effects have a materially disproportionate adverse effect on the Acquired Entities, taken as a whole, in relation to others in the industry in which the Acquired Entities operate, and are not excluded by another of clauses (A) through (H).

“Seller Optionholders” has the meaning the Recitals to this Agreement specify.

“Seller Options” has the meaning the Recitals to this Agreement specify.

“Seller Phantom Unitholders” has the meaning the Recitals to this Agreement specify.

“Seller Phantom Units” has the meaning the Recitals to this Agreement specify.

“Seller Prepared Tax Return” has the meaning Section 5.10(a)(i) specifies.

“Seller Shareholder” and “Seller Shareholders” have the meanings the Preamble to this Agreement specify.

“Seller Warrants” has the meaning the Recitals to this Agreement specify.

“Seller’s Note” means the promissory note in the principal sum of $25,000,000 with the Buyer, as Maker, and the Seller, as Payee, in the form attached as Exhibit F to this Agreement.

“Shares” has the meaning the Recitals to this Agreement specify.

“Signing Date Price” means $23.0918 per OIS Common Share.

“Specified Matters” means the items listed in Section 10.1(b) of the Seller Disclosure Letter.

“Specified Matters Damages Cap” means the amount specified in Section 10.1(b) of the Seller Disclosure Letter.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” of any specified Person at any time means any Entity of which (i) such Person or any other Subsidiary of such Person is a general partner, managing member or sole or controlling member or (ii) at least a majority of the Capital Stock having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such Entity is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and any one or more of its Subsidiaries.

“Survival Period” has the meaning Section 8.1(a) specifies.

“Target Working Capital” means an amount equal to $56,700,000.

“Tax” or “Taxes” means any and all U.S. federal, state, local or foreign taxes of any kind, including income, gross receipts, license, payroll, parking, excise, severance, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, employment, unemployment, wage, production, disability, occupation, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, transaction, capital, capital gains, net worth, stamp, documentary, recapture, business license, business organization, lease, or other taxes imposed by or on behalf of or payable to any Governmental Authority, together with any interest, fines, or penalties resulting from, attributable to, or incurred in connection with any of the foregoing (whether or not disputed).

“Tax Benefit” has the meaning Section 8.7(d) specifies.

“Tax Contest” has the meaning Section 5.10(f)(i) specifies.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” means any Claim that is made, given or instituted by a third party that is not an Affiliate of a Party (including any Governmental Authority).

“Third-Party Provisions” has the meaning Section 9.11 specifies.

“Threshold Amount” means $50,000.

“Total Consideration” has the meaning Section 1.2(a) specifies.

“Trade Approvals” has the meaning Section 3.11(b)(i) specifies.

“Trade Control Laws” has the meaning Section 3.11(b) specifies.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, the Seller’s Note and the other written ancillary agreements, documents, instruments and certificates executed under or in connection with this Agreement.

“Transaction Expenses” means (i) all fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and any other experts the Acquired Entities incurred or to be incurred prior to the Closing in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated hereby to be consummated on or before the Closing Date, and the Closing, (ii) any fees and disbursements of Simmons & Company International (a division of Piper Jaffray & Co.), accountants, attorneys and other advisors and service providers payable by the Acquired Entities pursuant to Section 9.4 and (iii) any change of control payments, transaction incentive plan payments, bonuses (including founders’ bonuses and retention bonuses), severance or termination obligations pursuant to an Employee Plan and payable by the Company on or solely as a result of the Closing, if any, and any related Tax and which, in each case, have not been paid as of the Closing.

“Transaction Tax Deductions” means any Tax deductions of any Acquired Entity arising from or attributable to (a) the exercise of the Seller Options by the Seller Optionholders or the payment of any amounts to the Seller Optionholders in respect of the Seller Options in connection with the transactions contemplated by this Agreement, (b) the payment of any amounts to the Seller Phantom Unitholders in respect of the Seller Phantom Units in connection with the transactions contemplated by this Agreement, (c) any Transaction Expenses and (d) any payment of Indebtedness of any of the Acquired Entities at Closing.

“Transfer Taxes” has the meaning Section 5.10(g) specifies.

“Working Capital” means, as of any date of determination, the amount, which may be positive or negative, equal to the Acquired Entities’ total current assets (excluding cash balances included in the calculation of Closing Cash and any deferred Tax assets (which for the avoidance of doubt, the term deferred Tax assets includes any Tax net operating loss carryforwards, Tax credit carryforwards, or other similar Tax assets or attributes arising from the Transaction Tax Deductions) on a consolidated basis as of such date minus the Acquired Entities’ total current liabilities (excluding Indebtedness, unearned profit on land sale, Transaction Expenses and any deferred Tax liabilities) on a consolidated basis as of such date, in each case prepared in accordance with the accounting methods, policies, principles, practices, procedures, classifications and estimation methodologies (whether with regard to reserves or otherwise) that were used in the preparation of the Balance Sheet; provided, however, that the calculation of Working Capital as of the Closing Date (i) shall not reflect any accruals or reserves except as are calculated using the same procedures, using the same methodologies, as the applicable line items on the Balance Sheet, in accordance with GAAP and (ii) is not intended to introduce any new or alternative accounting policies or methodologies than those used in preparation of the Balance Sheet. For avoidance of doubt, the Worksheet sets forth the illustrative calculation of Working Capital as of October 28, 2017.

“Working Capital Deficit” means the amount, if any, by which the Closing Working Capital is less than the Target Working Capital.

“Working Capital Excess” means the amount, if any, by which the Closing Working Capital is more than the Target Working Capital.

“Worksheet” has the meaning Section 1.2(b) specifies.

Section 10.2     Other Defined Terms. Words and terms used in this Agreement that other Sections of this Agreement define are used in this Agreement as those other Sections define them.

Section 10.3     Other Definitional Provisions.

(a)     Except as this Agreement otherwise specifies, all references herein to any Law defined or referred to herein, including the Code, are references to that Law or any successor Law, as the same may have been amended or supplemented from time to time through the date hereof, and any rules or regulations promulgated thereunder.

(b)     The words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any provision of this Agreement, and the words “Article,” “Section,” “Recitals,” “Schedule” and “Exhibit” refer to Articles and Sections of, the Recitals to, and Schedules and Exhibits to, this Agreement unless it otherwise specifies.

(c)     Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(d)     As used in this Agreement, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, the word “or” shall be disjunctive but not exclusive and the words “shall” and “will” are used interchangeably and have the same meaning.

(e)     As used in this Agreement, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such phrase shall not mean simply “if.”

(f)     As used in this Agreement, the term “business day” means any day other than a day on which commercial banks are authorized or required to close in New York, New York or Fort Worth, Texas.

(g)     The phrase “to the knowledge of the Seller” or any similar phrase means such facts and other information that are actually known, after due inquiry, to any individual set forth on Section 10.3(g) of the Seller Disclosure Letter; the phrase “to the knowledge of the Buyer” or any similar phrase means such facts and other information that are actually known, after due inquiry, to any individual set forth on Section 10.3(g) of the Buyer Disclosure Letter.

(h)     As used in this Agreement, all references to “dollars” or “$” mean United States dollars.

Section 10.4     Captions. This Agreement includes captions to Articles, Sections and subsections of this Agreement and the Schedules and Exhibits thereto for convenience of reference only, and these captions do not constitute a part of this Agreement for any other purpose or in any way affect the meaning or construction of any provision of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

BUYER:

GD Development Corporation

By:	/s/ Lloyd A. Hajdik
Name: Lloyd A. Hajdik Title: Senior Vice President

BUYER PARENT:

Oil States International, Inc.

By:	/s/ Cindy B. Taylor
Name: Cindy B. Taylor Title: President and Chief Executive Officer

COMPANY:

GEODynamics, Inc.

By:	/s/ David S. Wesson
	Name:	David S. Wesson
	Title:	President

SELLER:

GEODynamics B.V.

By:	/s/ Benjamin Smith
Name: Benjamin Smith Title: Director A

Signature Page to Stock Purchase Agreement

For the Purposes Set Forth in Sections 5.2 and 5.18

LRP SHAREHOLDERS:

LRP IV Luxembourg Holdings S.A.R.L.

By:	/s/ Hille-Paul Schut
	Name:	Hille-Paul Schut
	Title:	Manager B

By:	/s/ Patrick Lauria
	Name:	Patrick Lauria
	Title:	Manager A

LRP V Luxembourg Holdings S.A.R.L.

By:	/s/ Hille-Paul Schut
	Name:	Hille-Paul Schut
	Title:	Manager B

By:	/s/ Patrick Lauria
	Name:	Patrick Lauria
	Title:	Manager A

Signature Page to Stock Purchase Agreement

For the Purposes Set Forth in Sections 5.2, 5.17 and 5.18

MANAGEMENT SHAREHOLDERS:

Oakall Management Limited, LLC

By:	/s/ Michael E. Potter
	Name:	Michael E. Potter
	Title:	Managing Member

GEODynamics Partners LLC

By:	/s/ David S. Wesson
	Name:	David S. Wesson
	Title:	Managing Member

Signature Page to Stock Purchase Agreement

For the Purposes Set Forth in Sections 5.2, 5.17 and 5.18

INDIVIDUAL SHAREHOLDERS:

David Sanford Wesson

/s/ David Sanford Wesson

Robert E. Davis

/s/ Robert E. Davis

Johnny Joslin

/s/ Johnny Joslin

 Signature Page to Stock Purchase Agreement